SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. DEFR14A)

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T. Rowe Price Group, Inc.

(Name of Registrant as Specified In Its Charter)

T. Rowe Price Group, Inc.

Barbara A. Van Horn
Secretary

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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YOUR VOTE IS IMPORTANT!

Please execute and return the enclosed proxy promptly whether or not you plan to attend the T. Rowe Price Group, Inc. 2007 Annual Meeting of Stockholders.

T. ROWE PRICE GROUP, INC.

100 East Pratt Street
Baltimore, MD 21202

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
April 12, 2007

We will hold the Annual Meeting of Stockholders of T. Rowe Price Group, Inc. at the Hyatt Regency Hotel, 300 Light Street, Baltimore, Maryland, 21202, on Thursday, April 12, 2007, at 10:00 a.m. At this Meeting, we will ask stockholders to:

1) elect a Board of nine directors;

2) approve the 2007 Non-Employee Director Equity Plan;

3) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2007; and

4) act upon any other business that properly comes before the Meeting.

Stockholders who owned shares of our common stock as of February 12, 2007, are entitled to attend and vote at the Meeting or any adjournments.

BY ORDER OF THE BOARD OF DIRECTORS

Barbara A. Van Horn
Secretary

Baltimore, Maryland
March 2, 2007

PROXY STATEMENT

TABLE OF CONTENTS

Terms Used in This Proxy Statement	1
Introduction; Proxy Voting Information	1
Voting Requirements	1
Solicitation of Proxies	2
Attending the Meeting	2
Voting and Revocation	2
Proposal 1: Election of Directors	3
Recommendation of the Board of Directors; Vote Required	4
The Nominees; Independence Determinations	4
The Board of Directors and Committees	5
Compensation of Directors	7
Report of the Nominating and Corporate Governance Committee	9
Proposal 2: Approval of the 2007 Non-Employee Director Equity Plan	11
Recommendation of the Board of Directors; Vote Required	18
Security Ownership of Certain Beneficial Owners and Management	18
Section 16(a) Beneficial Ownership Reporting Compliance	19
Compensation of Named Executive Officers	19
Compensation Discussion and Analysis	19
Summary Compensation Table	23
2006 Grants of Plan-Based Awards	24
Outstanding Equity Awards Table at December 31, 2006	25
2006 Option Exercises Table	26
Equity Compensation Plan Information	26
Report of the Executive Compensation Committee	27
Certain Relationships and Related Transactions	27
Proposal 3: Ratification of the Appointment of KPMG LLP as Our Independent
Registered Public Accounting Firm for 2007	27
Recommendation of the Board of Directors; Vote Required	28
Disclosure of Fees Charged by the Independent Registered Public Accounting Firm	28
Audit Committee Pre-Approval Policies	28
Report of the Audit Committee	29
Stockholder Proposals for the 2008 Annual Meeting	30
Stockholder Communications With the Board of Directors	30
Other Matters	30
Exhibit A – 2007 Non-Employee Director Equity Plan	A-1

PROXY STATEMENT

TERMS USED IN THIS PROXY STATEMENT

“Price Group,” “we,” “our,” and “company,” all refer to T. Rowe Price Group, Inc. except in the Reports of the Audit Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee. In these reports, “we” refers to members of each respective committee.

“Meeting” refers to the 2007 Annual Meeting of Stockholders.

“Price fund” means any mutual fund company or trust organized by T. Rowe Price Associates, Inc., or T. Rowe Price International, Inc., two of the investment adviser subsidiaries within the Price Group family of affiliated companies.

“You” refers to the stockholders of Price Group.

“Price Associates” refers to T. Rowe Price Associates, Inc., a wholly-owned subsidiary of Price Group. Price Associates organizes and serves as an investment adviser to the Price funds.

INTRODUCTION; PROXY VOTING INFORMATION

We are sending you this proxy statement and the accompanying proxy card in connection with the solicitation of proxies by our Board of Directors for the Meeting described in the notice and at any adjournments or postponements. The purpose of the Meeting is to:

1) elect a Board of nine directors;

2) approve the 2007 Non-Employee Director Equity Plan;

3) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2007; and

4) act upon any other business that properly comes before the Meeting.

This proxy statement, proxy card, and our 2006 Annual Report to Stockholders containing our consolidated financial statements and other financial information for the year ended December 31, 2006, form your Meeting package. We sent you this package on or about March 2, 2007.

Voting Requirements

At the close of business on February 12, 2007, the record date of the Meeting, 265,649,486 shares of our common stock, par value $.20 per share, were outstanding and entitled to vote at the Meeting. We have approximately 4,800 stockholders of record. Each stockholder as of the record date is entitled to cast one vote per share on each Proposal. Pursuant to our Amended and Restated By-Laws, the presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Meeting shall be required to achieve a quorum and transact business. For Proposal 1, election of directors (see page 3), stockholders may cast one vote per share owned for each director to be elected; stockholders cannot use cumulative voting. If the number of votes present or represented at the Meeting is sufficient to achieve a quorum, directors who receive a plurality of the votes cast are elected to serve until the 2008 annual meeting and until their successors are elected and qualify. The approval of Proposal 2, the 2007 Non-Employee Director Equity Plan (see page 11), and Proposal 3, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (see page 27), requires the affirmative vote of a majority of the votes cast at the Meeting. Under our charter, the “one share: one vote” policy may be modified in the case of certain persons and groups owning or otherwise having voting authority with respect to more than 15% of our common stock. We do not believe this provision will apply to any stockholders voting at this Meeting. Abstentions and broker non-votes are not considered votes cast and will have no effect on vote tabulation. All votes, however cast, are confidential. We do not know how any person or entity voted a proxy unless this information is voluntarily disclosed.

Solicitation of Proxies

We will pay for the costs of preparing materials for the Meeting and soliciting proxies. We expect that solicitation will occur primarily through the mail, but proxies also may be solicited personally or by telephone, telegram, letter or facsimile. To assist in soliciting proxies, we have retained Georgeson Inc. for a fee of $6,000 plus reimbursement of out-of-pocket expenses. We ask securities brokers, custodians, nominees, and fiduciaries to forward materials for the Meeting to our beneficial stockholders as of the record date, and we will reimburse them for the reasonable out-of-pocket expenses they incur. Directors, officers, and employees of Price Group and our subsidiaries may solicit proxies personally or by other means, but will not receive additional compensation.

Attending the Meeting

We invite all stockholders, especially those who owned shares as of the record date, to attend the Meeting. If you are a “registered holder” (also known as a “record holder”) of our common stock, which means that your shares are represented by certificates or ledger entries in your own name directly registered with our transfer agent, Wells Fargo Bank, N.A., you must bring identification with you to the Meeting to allow us to verify your ownership. If your common stock is held in “street name,” which means that the shares are held for your benefit in the name of a broker, bank or other intermediary, you will need to bring a brokerage account statement or letter from your broker, bank or other intermediary reflecting stock ownership in order to be admitted to the Meeting.

Voting and Revocation

Registered Holders

If you are a registered holder as of the record date, you will be able to vote your proxy in three ways:

1) by mail - complete the enclosed proxy card and return it in the postage-paid envelope provided;

2) by telephone - call 1-800-560-1965 and then follow the voice instructions. Please have your proxy card and the last four digits of your social security number or tax identification number available when you call; or

3) by using the Internet - as prompted by the menu found at http://www.eproxy.com/trow/, follow the instructions to obtain your records and create an electronic ballot. Please have your proxy card and the last four digits of your social security number or tax identification number available when you access this voting site.

Our counsel has advised us that these three voting methods are permitted under the corporate law of Maryland, the state in which we are incorporated.

The Board of Directors has selected Edward C. Bernard, James A.C. Kennedy, and Brian C. Rogers to act as proxies. When you sign and return your proxy card or vote your shares using the telephone or Internet connections to Wells Fargo Bank, N.A., our transfer agent and proxy tabulator, you appoint Messrs. Bernard, Kennedy and Rogers as your representatives at the Meeting. You may also attend the Meeting and vote in person.

Regardless of the voting method you use, you may revoke your proxy and cast a new vote at the Meeting, if we are able to verify that you are a registered holder of our common stock, by filing a notice revoking the prior proxy and then voting in person. You may also change your vote before the Meeting by delivering a letter revoking the proxy to our Secretary (Barbara A. Van Horn, c/o T. Rowe Price Group, Inc., 100 East Pratt Street, Mail Code BA-8700, Baltimore, MD 21202) or by properly submitting another proxy bearing a later date. If you vote by telephone or access the Internet voting site, you may also revoke your proxy by re-voting using the same procedure no later than noon Central Time on Wednesday, April 11, 2007. The last proxy properly submitted by you before voting is closed at the Meeting will be counted.

Shares Held in Street Name

If you have selected a broker, bank, or other intermediary to hold your shares rather than having them directly registered with our transfer agent, Wells Fargo Bank, N.A., you still will receive a full Meeting package including a proxy card to vote your shares. As a beneficial owner of our stock, you will receive instructions from your broker, bank, or other intermediary on the procedure to follow to vote your shares. Your brokerage firm also may permit you to vote your proxy by telephone or the Internet. If you have previously chosen to vote your proxy through the Internet, your Meeting materials may be accessed through that medium. If you do not vote your proxy, your brokerage firm has the authority under applicable stock market rules to vote those shares for or against “routine” matters, such as the proposals regarding the election of directors and the ratification of our independent registered public accounting firm, at its discretion. Where a matter is not considered routine, such as the proposal to adopt the 2007 Non-Employee Director Equity Plan, shares held by your broker will not be voted absent specific instruction from you, which means your shares may go unvoted and not affect the outcome of the proposal if you do not specify a vote. Please be aware that beneficial owners of shares held by brokers, banks or other intermediaries may not vote their shares in person at the Meeting unless they first obtain a written authorization to do so from their broker, bank, or other intermediary and can only change or revoke previously issued voting instructions pursuant to instructions provided by their broker, bank or other intermediary. Since the ownership of shares held in brokerage accounts cannot be verified at the Meeting, please allow sufficient time for revised voting instructions to reach your intermediary and for your proxy to be re-voted before the Meeting. We urge you to vote by following the instructions of your broker, bank, or other intermediary.

PROPOSAL 1
ELECTION OF DIRECTORS

At our 2006 Annual Meeting of Stockholders, 10 directors were elected to serve on our Board of Directors. In early 2006, George A. Roche, who has served on the Board since 1980 and as Chairman of the Board and President since 1997, announced his retirement as the final phase of a planned succession. Mr. Roche retired from the Board of Directors and his positions as an officer and employee effective December 31, 2006. As permitted by our Amended and Restated By-Laws, the Board reduced its size to nine members effective as of the date of Mr. Roche’s retirement. Before examining the proposed slate of nominees, we would like to acknowledge Mr. Roche’s contributions.

Mr. Roche’s tenure with the Price organization dates to 1968 when he began work as an analyst. A manager of the natural resource portfolios, including the New Era Fund from 1979 to 1997, he also has served on our Board of Directors since 1980, as Chief Financial Officer from 1984 to 1997, and as Chairman and President since 1997. Since 1997, Mr. Roche has overseen a period of strong asset growth and global expansion, with assets under management rising from approximately $100 billion to $334.7 billion at the close of 2006, and offices now located in 11 countries. He also has successfully led the company through an era in which the market environment challenged its fundamental investment approach and the heightened public scrutiny of business ethics affirmed our deep and long-held commitment to integrity and the primacy of our clients’ interests. Mr. Roche’s leadership, strategic insight, and business acumen will be missed; we thank him for his long and valuable service on the Board of Directors and his significant contributions to the growth and prosperity of our company. In early 2007, we engaged Mr. Roche as a consultant so that we may continue to benefit from his experience and wisdom.

Prior to Mr. Roche’s retirement, the Board of Directors elected James A.C. Kennedy as Chief Executive Officer and President, Brian C. Rogers as Chairman of the Board, and Edward C. Bernard as Vice Chairman. Their elections, which became effective on January 1, 2007, completed the long-planned management transition that started in early 2004 with the retirement of M. David Testa, Mr. Rogers’ predecessor as Chief Investment Officer, and continued with Mr. Bernard being named the Director of the Investment Services Division succeeding James S. Riepe upon his retirement at the end of 2005.

In this proxy statement, nine director nominees, all of whom are incumbents, are presented pursuant to the recommendation of the Nominating and Corporate Governance Committee. All have been nominated by the Board of Directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualify.

Recommendation of the Board of Directors; Vote Required

We recommend that you vote FOR all of the nominees under Proposal 1. All properly executed proxies received in time to be tabulated for the Meeting will be voted FOR the election of the nominees named below, unless otherwise specified. If any nominee becomes unable or unwilling to serve between now and the Meeting, proxies will be voted FOR the election of a replacement recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors.

The Nominees; Independence Determinations

The following are brief biographical sketches of the nine nominees. Unless otherwise noted, all have been officers of the organizations named below or of affiliated organizations as their principal occupations for more than five years. Nominees who are employees of Price Group also may serve as directors or officers of Price Associates or T. Rowe Price International, each of which is an investment adviser to certain of the Price funds.

The Board of Directors has considered the independence of members not employed by the Price organization and has concluded that Messrs. Brady, Broaddus, Hebb, and Taylor, Dr. Sommer, and Ms. Whittemore qualify as independent directors within the meaning of the applicable rules of The NASDAQ Stock Market LLC (“NASDAQ”). To our knowledge, there are no family relationships among our directors or executive officers. A brother-in-law of Mr. Hebb has been a non-executive employee of Price Associates since 1989. The Board considered this relationship in assessing Mr. Hebb’s independence. The Board also considered the relationships of Mr. Hebb and Ms. Whittemore to entities which use Price Associates for investment management and 401(k) administrative services and investments made by company officers in entities affiliated with Mr. Hebb.

The Board of Directors recommends that you vote FOR all of the following nominees:

Edward C. Bernard, age 51, has been a director of Price Group since 1999, the Vice Chairman since 2007, a vice president since 1989, the Director of the Investment Services Division since 2006, and an employee since 1988. He is the chairman of the board of all of the 57 Price funds on which he serves as a director or trustee.

James T. Brady, age 66, has been an independent director of Price Group since 2003, and is the Chairman of the Audit Committee and a member of the Executive Compensation Committee. He has been the Mid-Atlantic managing director of Ballantrae International Ltd., a management consulting firm, since 1999. Mr. Brady is a director of NexCen Brands, Inc., an owner, manager and developer of intellectual property; Constellation Energy Group, a diversified energy company; and McCormick & Company, Inc., a manufacturer, marketer, and distributor of spices and seasonings.

J. Alfred Broaddus, Jr., age 67, has been an independent director of Price Group since 2004, and is a member of the Audit and Executive Compensation Committees. He is the immediate past president of the Federal Reserve Bank of Richmond from which he retired in August 2004. Mr. Broaddus also is a director of Albemarle Corporation, a manufacturer of specialty chemicals; Markel Corporation, a specialty insurer; and Owens & Minor, Inc., a distributor of medical and surgical supplies.

Donald B. Hebb, Jr., age 64, has been an independent director of Price Group since 1999, is the Chairman of the Executive Compensation Committee, and serves on the Nominating and Corporate Governance Committee. Mr. Hebb has been the managing general partner of ABS Capital Partners, a private equity firm, since 1993.

James A.C. Kennedy, age 53, has been a director of Price Group since 1996, the Chief Executive Officer and President since 2007, the Director of the Equity Division of Price Associates from 1997 through 2006, the director of equity research from 1987 through 1999, a vice president since 1981, and an employee since 1978. He is a member of the Executive Committee. Mr. Kennedy served as a director or trustee of 23 of the Price funds until April 2006.

Brian C. Rogers, age 51, has been a director of Price Group since 1997, the Chairman of the Board since 2007, the Chief Investment Officer since 2004, a vice president since 1985, and an employee since 1982. He is a member of the Executive Committee. Mr. Rogers serves as a director or trustee of 26 of the Price funds and is the president of three of the Price funds.

Dr. Alfred Sommer, age 64, has been an independent director of Price Group since 2003 and serves on the Executive Compensation Committee. From 1990 to September 2005, he was the dean of the Johns Hopkins Bloomberg School of Public Health where he is now dean emeritus and continues as a professor of Epidemiology, Ophthalmology, and International Health. Dr. Sommer also is a director of Becton, Dickinson and Company, a medical technology company.

Dwight S. Taylor, age 62, has been an independent director of Price Group since 2004, and is a member of the Audit and Executive Compensation Committees. Since 1999, he has been the president of COPT Development & Construction Services, LLC, a commercial real estate developer which is a subsidiary of Corporate Office Properties Trust. Mr. Taylor also is a director of MICROS Systems, Inc., a provider of information technology for the hospitality and retail industry.

Anne Marie Whittemore, age 60, has been an independent director of Price Group since 1995, is the Chairperson of the Nominating and Corporate Governance Committee, and serves on the Executive and Executive Compensation Committees. She has been designated the Lead Director by our independent directors. Ms. Whittemore is a partner in the law firm of McGuireWoods LLP, and is a director of Albemarle Corporation, a manufacturer of specialty chemicals, and Owens & Minor, Inc., a distributor of medical and surgical supplies.

The Board of Directors and Committees

During 2006, the Board of Directors held seven meetings and acted on one other occasion by unanimous written consent. Each director attended at least 75% of the combined total number of meetings of the Board and Board committees of which he or she was a member. Consistent with the company’s Corporate Governance Guidelines, the independent directors meet in executive session at each Board meeting. Our Corporate Governance Guidelines provide that all directors are expected to attend each annual meeting of stockholders. All nominees for director submitted to the stockholders for approval at last year’s annual meeting on April 26, 2006, attended that meeting, and we anticipate that all nominees will attend the 2007 Meeting.

Corporate Governance

Our Board of Directors has an Audit Committee, an Executive Committee, an Executive Compensation Committee, and a Nominating and Corporate Governance Committee. Our Board of Directors has adopted a written charter for each of the Audit Committee, the Executive Compensation Committee, and the Nominating and Corporate Governance Committee. Current copies of each charter, our Corporate Governance Guidelines, and other corporate governance materials are available at our website, www.troweprice.com, by clicking on “Company Info & Press.”

Codes of Ethics

Pursuant to rules promulgated under the Sarbanes-Oxley Act, the Board has adopted a Code of Ethics for Principal Executive and Senior Financial Officers. This Code is intended to deter wrongdoing and promote honest and ethical conduct, full, timely and accurate reporting, compliance with laws, and accountability for adherence to the Code, including internal reporting of Code violations. A copy of the Code of Ethics for Principal Executive and Senior Financial Officers was filed with the Securities and Exchange Commission on March 1, 2004 as Exhibit 14 to our Annual Report on Form 10-K.

We also have a Code of Ethics and Conduct that is applicable to all employees and directors of the company. It is the company’s policy for all employees to participate annually in continuing education and training relating to the Code of Ethics and Conduct.

Executive Committee

During 2006, Mr. Roche, Mr. Rogers and Ms. Whittemore served on the Executive Committee, which acted on three occasions by unanimous consent. In December 2006, the Board elected Mr. Kennedy to serve on the committee beginning January 1, 2007. The Executive Committee functions between meetings of the Board of Directors and possesses the authority to exercise all the powers of the Board except as limited by Maryland law. If the committee acts on matters requiring formal Board action, those acts are reported to the Board of Directors at its next meeting for ratification.

Audit Committee

Messrs. Brady, Broaddus, and Taylor serve on the Audit Committee, which met six times during 2006. The Board of Directors has determined that each of Messrs. Brady, Broaddus, and Taylor meet the independence and financial literacy criteria of NASDAQ. The Board also has concluded that Mr. Brady, who is the chairman of the audit committee of each of the three other public companies on which he serves as a director and was an audit partner of Arthur Andersen LLP for 20 years until he left the firm in 1995, meets the criteria for an audit committee financial expert as established by the Securities and Exchange Commission.

The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of our financial statements and other financial information provided by us to our stockholders, (2) the retention of our independent registered public accounting firm, including oversight of the terms of its engagement and its performance, qualifications and independence, and (3) the performance of our internal audit function, internal controls and disclosure controls. The Audit Committee also provides an avenue for communication among our internal auditors, financial management, independent registered public accounting firm, and the Board, and is responsible for procedures involving the receipt, retention and treatment of complaints or concerns regarding accounting, internal accounting controls and auditing matters, including confidential, anonymous employee submissions. The independent registered public accounting firm reports directly to the Audit Committee and is ultimately accountable to this committee and the Board for the audit of our consolidated financial statements.

The Audit Committee is responsible under its charter for reviewing related person transactions and any change in or waiver to our Code of Ethics for our Principal Executive and Senior Financial Officers. It has the responsibility to review all transactions or arrangements which must be disclosed under Item 404(a) of Regulation S-K and approve them prior to commencement. The Audit Committee is responsible for ensuring that such relationships are on terms commensurate with those that would be extended to an unrelated third party.

The report of the Audit Committee appears on page 29.

Executive Compensation Committee

Messrs. Hebb, Brady, Broaddus, and Taylor, Dr. Sommer, and Ms. Whittemore serve on the Executive Compensation Committee, which met seven times during 2006. The Board of Directors has determined that each of these members meets the independence criteria of NASDAQ. The report of the Executive Compensation Committee appears on page 27.

Committee Authority

The committee is responsible to the Board, and ultimately to Price Group stockholders for:

• determining the compensation of the chief executive officer and other executive officers;

• reviewing and approving general salary and compensation policies for the rest of Price Group’s senior officers;

• overseeing the administration of Price Group’s Annual Incentive Compensation Pool, stock incentive plans, and employee stock purchase plan;

• assisting management in designing compensation policies and plans; and

• reviewing and discussing the Compensation Discussion and Analysis and other compensation disclosures with management.

Delegation Authority

The committee has delegated compensation decisions regarding non-executive officers, including the establishment of specific salary and incentive compensation levels and certain matters relating to stock-based compensation, to the Management Compensation Committee, which is a committee comprised of Price Group senior officers.

Committee Procedures

Early each year the committee meets with the Management Compensation Committee in order to discuss goals and objectives for the coming year, including goals and objectives applicable to the named executive officers listed in our Summary Compensation Table on page 23. It also evaluates executive performance in the prior year as part of its discussions of appropriate bonus and incentive compensation awards. At this meeting, the committee determines eligibility for the Annual Incentive Compensation Pool (the “Pool”), sets the maximum percentage which could be paid to each participant, and determines performance goals for Pool participants. The committee typically begins consideration of the annual equity grant program at its June meeting, assessing the likely overall size and parameters of the program. Further consideration of the program takes place at subsequent meetings, with the actual grants made sometime in the last half of the year at a scheduled committee meeting.

Role of Executive Officers

The committee solicits input from the Chief Executive Officer and the Management Compensation Committee regarding general compensation policies including the appropriate level and mix of compensation. The committee also consults with the Chief Executive Officer regarding the appropriate bonus and salary levels for other executive officers.

Role of Compensation Consultants

At its February 8, 2006 meeting, the committee carefully reviewed the independence of its existing consulting firm, Frederic W. Cook & Co., Inc. (“FWCook”), and found that FWCook has no relationship with Price Group other than as a consultant to the committee. At this meeting, the committee interviewed representatives from one additional compensation consulting firm and, after reviewing its qualifications and independence, the committee voted to continue using FWCook as its independent compensation consultant for 2006. At the February and December meetings of the committee, FWCook provided advice regarding trends and best practices in executive compensation at corporations similar to Price Group in size and industry focus. FWCook also provided assistance in developing the 2007 Non-Employee Director Equity Plan presented as Proposal 2 in this proxy statement.

Nominating and Corporate Governance Committee

Ms. Whittemore and Mr. Hebb serve on our Nominating and Corporate Governance Committee, which met on six occasions during 2006. The Board of Directors has determined that both members meet the independence criteria of NASDAQ. This committee has the responsibility and authority to supervise and review the affairs of Price Group as they relate to the nomination of directors, Board and committee composition, compensation of the independent directors, stockholder communications to the Board, and corporate governance matters, and advises the entire Board of Directors accordingly. A report on the committee’s responsibilities and activities appears on page 9.

Compensation of Directors

The Nominating and Corporate Governance Committee is responsible for periodically reviewing and recommending to the Board the compensation of independent directors. In conducting its review, it will consult with FWCook as appropriate to establish whether such compensation is adequate. The following table sets forth information regarding the compensation earned by or awarded to directors who served on our Board of Directors in 2006. Directors who are also officers of Price Group do not receive separate directors’ fees, and have been omitted from this table if they appear in our Summary Compensation Table.

2006 Director Compensation(1)

	Fees Earned	Option	All Other
Name	in Cash	Awards(2)(3)(4)	Compensation	Total

James T. Brady	$104,500	$78,000	$5,000(5)	$187,500
J. Alfred Broaddus, Jr.	$99,500	$78,000	$7,500(5)	$185,000
Donald B. Hebb, Jr.	$99,500	$78,000	$7,500(5)	$185,000
Dr. Alfred Sommer	$84,000	$78,000	$2,000(5)	$164,000
Dwight S. Taylor	$99,500	$78,000	$–	$177,500
Anne Marie Whittemore	$99,500	$78,000	$7,500(5)	$185,000
James S. Riepe	$–	$–	$263,734(6)	$263,734

(1)	Includes only those columns relating to compensation awarded to, earned by, or paid to non-employee directors for their services in 2006. All other columns have been omitted.
(2)	Amounts included in the table represent the compensation cost recognized in Price Group’s 2006 financial statements relating to stock option awards granted to non-employee directors. Compensation cost is being recognized over the requisite service period pursuant to Statement of Financial Accounting Standards No. 123R,
Share-Based Payments (“SFAS 123R”). A description of the assumptions used related to volatility, risk-free interest rate, dividend yield, and expected life to determine the grant date fair value is included in the Significant
Accounting Policies for Stock Awards and Options on page 34 of the 2006 Annual Report to Stockholders.
(3)	The following represents the options awarded to each of Messrs. Brady, Broaddus, Hebb, and Taylor, Dr. Sommer,
and Ms. Whittemore in 2006 and their corresponding grant date fair value computed in accordance with SFAS
123R, using the Black-Scholes option-pricing model.

		Exercise Price
		of Option		Grant Date
	Number of Securities	Awards per	Grant Date	Fair Value
Grant Date	Underlying Options	Share	Fair Value	per Share

05/01/2006	4,000	$ 40.93	$ 39,160	$ 9.79
10/30/2006	4,000	$ 46.83	$ 38,840	$ 9.71

(4)	The following represents the aggregate number of stock option awards outstanding as of December 31, 2006:

James T. Brady	26,000
J. Alfred Broaddus, Jr.	36,000
Donald B. Hebb, Jr.	74,000
Dr. Alfred Sommer	46,000
Dwight S. Taylor	36,000
Anne Marie Whittemore	70,000

(5)	Directors and all employees of Price Group and its related affiliates are eligible to direct our sponsored T. Rowe
Price Associates Foundation, Inc. to match personal gifts up to an annual limit to qualified charitable organizations.
For 2006, non-employee directors were eligible to have up to $7,500 matched.
(6)	The following is included in all other compensation for Mr. Riepe, who served as a director of Price Group from
January 1, 2006 until his retirement from the Board at the 2006 Annual Meeting held on April 26, 2006:
	a.	Pursuant to a consulting agreement signed on January 31, 2006, Mr. Riepe provided strategic and other consulting services in 2006 for a total fee of $183,334. Under this same agreement, Mr. Riepe will continue to provide strategic and other consulting services for up to eight weeks of full-time days in each future calendar year for a fee of $100,000 per year. If not terminated, the consulting agreement automatically renews on
January 1 of each year.
	b.	As an executive officer of Price Group, Mr. Riepe was required to submit filings and pay related filing fees pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, known as the HSR Act, based on his ownership of our common stock. In 2006, it was determined by the Executive Compensation Committee that
Price Group would reimburse Mr. Riepe for the filing fees and any tax liability associated with the reimbursement. The amount paid to Mr. Riepe was $80,400, including $35,400 to cover the associated tax liability. For further discussion of the payment of HSR Act fees, see the Compensation Discussion and Analysis on page 19.

Pursuant to the 1998 Director Stock Option Plan approved by stockholders on April 16, 1998, and amended by the Board of Directors on April 7, 2004, each non-employee director is awarded options to purchase 4,000 common shares of Price Group semi-annually. The options are granted at the fair market value on the dates of grant, which are the close of business on the third business day following the release of our earnings for each of the quarters ended March 31 and September 30. These options become exercisable in full on the first anniversary of the grant date, irrespective of whether the director is still serving on the Board. The options can be exercised up to five years after the director is no longer serving on the Board and have a maximum term of 10 years from the date of grant. In February 2007, in conjunction with the development of the 2007 Non-Employee Director Equity Plan that is the subject of Proposal 2, we also developed and approved the non-employee director ownership and retention guidelines as summarized in Proposal 2, which appears on page 11.

In addition to the stock option grants, non-employee directors receive the following:

• An annual retainer of $75,000;

• A fee of $1,500 for each committee meeting attended;

• A fee of $10,000 and $5,000, for the Chairman of the Audit Committee and each Audit Committee member, respectively;

• A fee of $5,000 for both the Chairman of the Executive Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee;

• Directors and all employees of Price Group and its related affiliates are eligible to direct our sponsored T. Rowe Price Associates Foundation, Inc. to match personal gifts up to an annual limit to qualified charitable organizations. For 2006, non-employee directors were eligible to have up to $7,500 matched; and

• The reimbursement of reasonable out-of-pocket expenses incurred in connection with their travel to and from, and attendance at, each meeting of the Board of Directors and its committees and related activities, including director education courses and materials.

Report of the Nominating and Corporate Governance Committee

In this report, the term “we” refers to members of this committee. Our committee held six meetings in 2006.

Committee Responsibilities

The principal purpose and goal of this committee is to maintain and cultivate the effectiveness and integrity of the company’s Board of Directors. Among our responsibilities are Board and committee composition and director qualifications, Board evaluations, and senior management succession planning. We identify, evaluate, and nominate Board candidates; review the compensation of independent directors; and oversee procedures regarding stockholder nominations and other communications to the Board. We are also responsible for monitoring compliance with and recommending any changes to the company’s Corporate Governance Guidelines.

Committee Initiatives

Board Evaluations

For our 2006 evaluation of Board and committee performance, we provided all directors with a questionnaire designed to encourage critical dialogue. As in the past, Board members demonstrated conscientious deliberation and provided thoughtful feedback. We discussed the responses to the questionnaire at our meeting on February 15, 2007. We expect to conduct evaluations each year, and periodically modify the form and procedure employed to ensure a continuing source of informative analysis.

Ownership and Retention Guidelines and Non-Employee Director Equity Plan

During 2006, and culminating with our meeting in February 2007, we carefully reviewed and considered the addition of ownership guidelines for non-employee directors in light of our desire to further align our directors’ interests with those of our stockholders in a significant and quantifiable way. As a result, in February 2007, in conjunction with the development of the 2007 Non-Employee Director Equity Plan that is the subject of Proposal 2, we also developed and approved the non-employee director ownership and retention guidelines as summarized in Proposal 2, which appears on page 11.

Improvements to the Company’s Corporate Governance Guidelines and the Charter of this Committee

During April 2006, we reviewed and recommended, and the Board of Directors approved, amendments to the company’s Corporate Governance Guidelines. The following provisions were added to the Corporate Governance Guidelines as a result of these amendments:

• Each director is expected to maintain the level of expertise necessary to perform his or her Board service. Directors are encouraged to participate in continuing education programs held for public-company directors by nationally recognized educational organizations at least once every three years. The company will pay the costs of attending all such programs.

• A director must advise the chairperson of this committee prior to accepting a directorship with any for-profit entity. Absent the approval of this committee, no director may serve on the board of more than four public companies, including the company.

• A director who retires from or changes employment, or otherwise has a material change in professional responsibilities, occupation or business association, must notify the chairperson of this committee and tender his or her resignation from the Board and every committee on which he or she serves. This committee will recommend to the Board whether to accept such resignation.

• This committee is responsible for overseeing succession planning for the chief executive officer and other senior officers of the company.

Our charter requires that we review the charter and the scope of our responsibilities at least once each year. As a result of that review and the changes to the Corporate Governance Guidelines discussed above, we recommended and the Board of Directors approved an amendment to the charter that clarifies our role in succession planning. You can find the full text of our current charter and the current Corporate Governance Guidelines at the company’s website, www.troweprice.com, by clicking on “Company Info & Press”.

Management Transition

During 2006, the company completed the final phase of a long-term management succession plan which began in 2004 with the retirement of Mr. Testa and the assumption by Brian C. Rogers of the responsibilities of Chief Investment Officer. At the end of 2005, James S. Riepe retired and Edward C. Bernard assumed Mr. Riepe’s responsibilities for leading our marketing, investor services and technology activities. At the end of 2006, George A. Roche retired and James A.C. Kennedy assumed the roles of Chief Executive Officer and President, Mr. Rogers assumed the role of Chairman of the Board, and Mr. Bernard became Vice Chairman. This committee will continue to oversee ongoing management succession planning.

Corporate Governance Ratings

During 2006, we carefully monitored the corporate governance scores assigned to the company by several rating organizations. We track the criteria used for such ratings in order to remain informed about additional best practices which could benefit the company and its stockholders. Our research into governance ratings facilitated improvements to the Corporate Governance Guidelines discussed above. We plan to continue to monitor the company’s performance under these ratings systems and to take action when we consider it appropriate.

Director Qualifications and the Nominations Process

This committee supervises the nomination process for directors. We consider the performance, independence, experience, and other characteristics of our incumbent directors, including their willingness to serve for an additional term, in considering their re-nomination each year. In the event that a vacancy exists, we identify, interview and examine, and make recommendations to the Board regarding appropriate candidates.

We identify potential candidates principally through suggestions from directors and senior management of Price Group. The Chief Executive Officer of Price Group and Board members may also seek candidates through informal discussions with third parties.

In evaluating potential candidates, we consider independence from management, experience, expertise, commitment, diversity, age, number of other public board and related committee seats held, and potential conflicts of interest, among other factors, as well as take into account the composition of the Board at the time of the assessment. All candidates for nomination must:

• demonstrate unimpeachable character and integrity;

• have sufficient time to carry out their duties;

• have experience at senior levels in areas of expertise helpful to Price Group and consistent with the objective of having a diverse and well-rounded Board; and

• have the willingness and commitment to assume the responsibilities required of a Price Group director.

In addition, candidates expected to serve on the Audit Committee must meet the additional independence and financial literacy qualifications imposed by NASDAQ and by the Securities and Exchange Commission and other applicable law. Candidates expected to serve on the Executive Compensation Committee may be required to meet additional independence tests. Our evaluations of potential directors include, among other things, an assessment of a candidate’s background and credentials, personal interviews, and discussions with appropriate references. Once we have selected appropriate candidates, we present them to the full Board for election if a vacancy occurs or is created by an increase in the size of the board during the course of the year, or for nomination if the director is to be first elected by stockholders. All directors serve for one-year terms, and must stand for re-election annually.

Policy for the Consideration of Director Candidates Recommended or Nominated by Stockholders

Recommendations

A stockholder who wishes to recommend a candidate for the Board should send a letter to the chairperson of this committee at the company’s principal executive offices, including (a) information relevant to the candidate’s satisfaction of the criteria described above under “Director Qualifications and the Nominations Process” and (b) information that would be required for a director nomination under Section 1.11 of the company’s Amended and Restated By-Laws. The committee will consider candidates recommended by stockholders in the same manner it considers candidates from other sources. Acceptance of a recommendation does not imply that the committee will ultimately nominate the recommended candidate.

Nominations

Section 1.11 of Price Group’s Amended and Restated By-Laws sets out the procedures a stockholder must follow in order to nominate a candidate for Board membership. For these requirements, please refer to the Amended and Restated By-Laws filed with the Securities and Exchange Commission on March 6, 2003 as Exhibit 3(ii) to Price Group’s Annual Report on Form 10-K.

Anne Marie Whittemore, Chairperson
Donald B. Hebb, Jr.

PROPOSAL 2
APPROVAL OF THE 2007 NON-EMPLOYEE DIRECTOR EQUITY PLAN

We believe that our non-employee directors provide us with the independent advice and perspective necessary for us to make sound business decisions. Paying our non-employee directors a balanced mix of cash and equity-based compensation encourages our non-employee directors to serve Price Group well because of their increased proprietary interest in our success. Indeed, equity holdings in Price Group by our non-employee directors align their interests with yours, our stockholders. For this reason, we have adopted stock ownership and retention guidelines to further encourage our non-employee directors to hold significant ownership interests in Price Group. Each non-employee director is expected to acquire and hold shares of the company’s common stock having a value of $225,000, which is equal to three times his or her current annual cash retainer. For purposes of this ownership guideline, unvested shares of restricted stock and stock units are counted, but unexercised stock options are not. Directors are expected to achieve this ownership goal within five years of the Board’s adoption of these guidelines or the director’s appointment to the Board, whichever is later.

This ownership guideline applies to the number of shares held by a director on the date his or her company ownership interest has an aggregate value meeting the applicable ownership goal. Upon meeting the ownership goal, that number of shares becomes fixed and must be maintained until the end of the director’s service on the Board. A director’s ownership requirement will not change as a result of changes in his or her retainer fee or fluctuations in the company’s common stock price. Until the ownership goal is achieved, the director is expected to retain “net gain shares” resulting from the exercise of stock options or the vesting of restricted stock granted under the 2007 Non-Employee Director Equity Plan. Net gain shares are the shares remaining after the payment of the option exercise price and taxes owed with respect to the exercise or vesting event (assuming for this purpose a flat 40 percent tax rate). Net gain shares realized under the 2007 Non-Employee Director Equity Plan after the ownership goal is achieved must be held for two years prior to sale or other transfer, but not beyond the end of the director’s service on the Board.

We currently award stock options to our non-employee directors under the 1998 Director Stock Option Plan (the “1998 Plan”) as part of their annual compensation. The 1998 Plan expires on December 31, 2007. After that date, we will no longer be able to provide our non-employee directors equity-based compensation unless a new plan is approved. We therefore urge you to approve the adoption of the 2007 Non-Employee Director Equity Plan (the “Plan”). Upon approval of the Plan, no further stock options will be granted under the 1998 Plan, and the Plan will serve as the successor plan.

General Overview of Plan

The Plan reserves for issuance 750,000 shares of our common stock. We project that this amount will allow us to continue providing our non-employee directors equity based compensation at current levels for approximately 10 years. While the Plan is similar to the 1998 Plan in many respects, an important difference is that it gives us the flexibility to grant different types of awards with features that may better suit the individual needs of our non-employee directors as well as encourage them to obtain a more direct ownership interest in Price Group than stock options provide. The 1998 Plan allowed us to grant only options; the Plan allows for awards of options, restricted shares, and stock units. Under the 1998 Plan, non-employee directors received an initial grant of 16,000 options upon their appointment to the Board of Directors and semi-annual grants of 4,000 options, for an aggregate of 8,000 options, in each subsequent year. Under the Plan, the initial grant to a new non-employee director would be awarded in the form of either 4,000 restricted shares or 4,000 stock units. This shift from options to full value awards for the initial grant enables the non-employee director to quickly align his or her holdings with our stock ownership and retention guidelines. Semi-annual grants under the Plan would be made, at the election of the non-employee director, in the form of either 4,000 options, 1,200 restricted shares, or 1,200 stock units—each type of award at present has approximately equivalent fair value to the other types. The types of awards are described in this proposal under the heading entitled “Types of Awards.”

The following description summarizes the material terms of the Plan in more detail, but it is qualified in its entirety by reference to the full text of the Plan, which is set forth as Exhibit A to this proxy statement.

Administration

The Plan will be administered by the Nominating and Corporate Governance Committee of the Board of Directors (the “Administrator”). The Administrator specifically is authorized to (1) interpret the Plan and the terms of any awards granted under it; and (2) modify the number, timing, or terms of awards to be granted under the Plan without stockholder approval. The Administrator generally is authorized to make all other determinations advisable to achieve the purpose of the Plan. This authority includes the power to adopt rules and execute instruments to administer the Plan and conduct the Administrator’s business. The Administrator may delegate any of its nondiscretionary duties to one or more designees.

To the maximum extent permitted by law, no member of the Administrator or its designees will be liable for any good faith decision or action relating to the Plan or any awards. To the maximum extent permitted by law or our charter and bylaws, the Administrator or its designees will be indemnified for all actions under the Plan.

Eligibility

Each director of Price Group who is not an employee of Price Group or any of its subsidiaries or affiliates will receive awards under the Plan. Price Group currently has six non-employee directors eligible to participate under the Plan.

Number of Shares

The Plan reserves for issuance 750,000 shares of our common stock. Such shares may come from, in the Board’s or Administrator’s discretion, shares that are authorized and unissued, purchased on the open market, or derived from any other proper source. In counting shares available for issuance under the Plan, any shares subject to an option granted under the Plan shall be counted against the Plan share reserve as one share of our common stock for every one share subject to the option. Any shares subject to an award granted under the Plan other than an option shall be counted against the Plan share reserve as three and one-third shares of our common stock for every one share subject to such award. Shares subject to any Plan awards that expire, terminate, or are forfeited, surrendered, or cancelled will be restored to the Plan share reserve and again be available for issuance under the Plan.

Grants of Awards

Initial Grant. When a non-employee director is first elected or appointed to the Board of Directors, he or she may elect to receive under the Plan a grant of either 4,000 restricted shares or 4,000 stock units. This initial grant will be made at the close of business of the first business day after the first regular meeting of the Board of Directors held on or after the non-employee director’s election or appointment. A person who was an employee of Price Group or any of its subsidiaries or affiliates at any time within the three year period before becoming a non-employee director is not entitled to receive the initial grant.

Periodic Grants. Non-employee directors will receive under the Plan semi-annual grants of their choice of 4,000 options, 1,200 restricted shares, or 1,200 stock units. These periodic grants will be made as of the close of business of the third business day after Price Group’s earnings release for the first and third fiscal quarters of each year. To avoid duplication of grants, non-employee directors will not receive periodic grants in the calendar year in which they receive an initial grant.

Modification of Awards. The Administrator may change the size, timing, and terms and conditions of awards to be granted under the Plan without stockholder approval, but may not provide for the issuance of shares under the Plan, in the aggregate, beyond the number approved by the stockholders or change the formula for counting shares granted against the Plan share reserve. We nonetheless expect that, when making such modifications, the Administrator will strive to maintain roughly equivalent fair values among the types of awards from which non-employee directors may choose for a particular grant.

Election Procedure

The non-employee directors must elect the form in which their awards will be granted under the Plan by filing with the Treasurer of Price Group an election form according to the following rules. If the Plan is approved at the Meeting, each incumbent non-employee director must file an election form before or at most 14 days after the Meeting. Such election will apply to any award scheduled to be granted after the election form is received by the Treasurer. Each new non-employee director must file an election form before or at most 14 days after first becoming a non-employee director. Such election will apply to any award scheduled to be granted after the election form is received by the Treasurer.

An election form remains in effect from year to year unless modified prospectively by the non-employee director for a later calendar year. A non-employee director may modify an existing election form, effective as of a later calendar year, by filing a new election form by December 31st of the year preceding the calendar year for which the modification takes effect. Once a calendar year has begun, a non-employee director may not modify an election form to affect any award to be granted that year. Non-employee directors who do not have a valid election form in effect at the relevant time will receive awards in the form of stock units.

Types of Awards

Non-employee directors may receive three types of awards under the Plan – options, restricted shares and stock units. The general terms and conditions of each of these types of awards are described below.

Options. Under the Plan, a non-employee director may receive a grant of nonstatutory stock options to purchase shares of our common stock at a specified exercise price. The options vest and become exercisable one year after the grant date. Unvested options terminate when the non-employee director ceases to be a member of the Board of Directors for any reason other than death. Vested options terminate 10 years after the grant date or, if earlier, five years after the non-employee director ceases to be a member of the Board of Directors for any reason.

The exercise price per share of all options granted under the Plan will be the fair market value per share of our common stock on the grant date. “Fair market value” generally means the closing price of our common stock on the relevant date as quoted on the NASDAQ Stock Market. On February 12, 2007, the closing price per share of our common stock was $48.57, as quoted on the NASDAQ Stock Market. The exercise price may be paid by cash, check, tender of shares, broker-assisted cashless exercise under procedures established by the Administrator, or any combination thereof.

Generally, options may not be transferred other than by will or the laws of descent and distribution, and only the non-employee director may exercise the options during his or her lifetime. However, the Administrator may consent to allow the non-employee director to transfer options to a family member or a trust, partnership, or the like for the benefit of the non-employee director or his or her family.

The non-employee director gains the rights of a stockholder with respect to shares subject to an option only once we issue a stock certificate, or other similar evidence of issuance, and record such issuance upon exercise of the option. No adjustment for dividends or otherwise will be made if the record date is before the date the shares are issued.

Restricted Shares. Under the Plan, a non-employee director may receive a grant of shares of our common stock that, upon issuance, are unvested and nontransferable. Such restricted shares vest and generally become transferable one year after their grant date if the non-employee director is then a member of the Board of Directors or, if earlier, upon the non-employee director’s death. Before such time, the restricted shares will not be transferable or subject in any manner to anticipation, alienation, sale, exchange, assignment, pledge, encumbrance, or garnishment. Likewise, restricted shares may not, in any other manner, be made subject to a hedge transaction or puts and calls.

Even after vesting, however, restricted shares become transferable only to the extent permitted by law or any of our applicable stock ownership and retention guidelines. A restricted share immediately entitles its holder to all of the rights of a stockholder, including voting, dividend, and distribution rights, but is nontransferable until vested. If and when a non-employee director ceases to be a member of the Board for any reason other than death, all unvested restricted shares will be forfeited to the company without consideration paid therefor.

Our books will reflect that the non-employee director is the owner of record of the restricted shares as of the grant date. We will retain the shares in uncertificated book entry form with a notation as to their nontransferability, until the restricted shares vest. At such time, we will continue to retain the shares in book entry form with our transfer agent, unless requested to either deliver one or more share certificates to the non-employee director or to deliver the shares in certificate or electronic form to the non-employee director’s broker. All regular cash dividends payable with respect to restricted shares will be paid in cash directly to the non-employee director on the applicable dividend payment date regardless of the fact that the restricted shares are then unvested.

Stock Units. Under the Plan, a non-employee director may receive a grant of stock units. Stock units are share equivalents credited to a bookkeeping reserve account on the non-employee director’s behalf representing our promise to deliver, on a one-for-one basis, shares of our common stock on a specified future date or event. Stock units vest one year after their grant date if the non-employee director is then a member of the Board of Directors or, if earlier, upon the non-employee director’s death. Stock units are, at all times, nontransferable and may not be made subject in any manner to anticipation, alienation, sale, exchange, assignment, pledge, encumbrance, or garnishment. Likewise, stock units may not, in any other manner, be made subject to a hedge transaction or puts and calls.

If and when the non-employee director ceases to be a member of the Board for any reason other than death, all unvested stock units will be forfeited to the company without consideration paid therefor. All vested stock units will be settled upon a non-employee director’s separation from service, as defined by Section 409A of the Internal Revenue Code, which governs nonqualified deferred compensation arrangements. Upon settlement, we will issue to the non-employee director, or to her or his estate as applicable, a number of shares of our common stock equal to the number of whole, vested stock units then credited to the non-employee director’s account. Any vested fractional stock units will be settled in cash.

The grant of a stock unit will not entitle the non-employee director to voting, dividend, distribution, or other rights until the corresponding share of our common stock is issued upon settlement. If and when we declare a cash dividend payable to the holders of our common stock, each non-employee director with stock units will be credited with dividend equivalents in the form of additional, vested stock units. The number of vested stock units to be credited to a non-employee director’s account as dividend equivalents will be equal to the number of shares of our common stock that could be purchased on the dividend payment date with the aggregate amount of dividends that would have been received by the non-employee director if his or her stock units were outstanding shares. If the non-employee director’s stock units were settled after the record date but before the dividend payment date, any stock units that would be credited pursuant to the preceding sentence will be settled on or as soon as practicable after the dividend payment date.

Adjustments for Corporate Transactions and Other Events

Capital Adjustments. If, for no consideration, we change the number of issued shares of our common stock because of a subdivision or consolidation of shares, or other capital adjustment, or the payment of a stock dividend, or other change in such shares, we will automatically and proportionately adjust the Plan share reserve, the number of shares covered by each outstanding award or reflected in an account, the exercise price per share of each outstanding option, and the size of the initial and periodic grants. We also will make adjustments to reflect other changes in our capitalization, which the Administrator will determine. The Administrator will decide how to treat fractional shares and fractional cents that result from a capital adjustment and may cancel fractional shares without paying for them. Any decision the Administrator makes regarding a capital adjustment will be final, binding, and conclusive.

Change in Control Transactions. Under the Plan, a change in control of Price Group (a “Change in Control”) means the earliest to occur of the following possible events:

• Any one person or more than one person acting as a group acquires, or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or group, beneficial ownership of 35 percent or more of the total voting power of Price Group’s then outstanding voting securities;

• A majority of the members of Price Group’s Board of Directors is replaced during any 12 month period by directors whose appointment or election is not endorsed or approved by a majority of the members of the Board of Directors who were members of the Board of Directors prior to the initiation of the replacement; or

• Any one person or more than one person acting as a group acquires, or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or group, assets of Price Group that have a total gross fair market value of 40 percent or more of the total gross fair market value of all of the assets of Price Group immediately prior to the initiation of the acquisition.

Upon a Change in Control, the following will happen: (1) all outstanding awards will become fully vested immediately before and contingent upon the Change in Control; (2) all outstanding options unexercised prior to the Change in Control terminate at the effective time of the Change in Control unless the surviving entity, in connection with the transaction, agrees to continue, assume, settle, or provide substitutes for such options; and (3) all stock units credited to accounts as of the Change in Control will be settled in shares or cash at the Board of Directors’ discretion upon or as soon as practicable after the Change in Control, but in no event later than the end of the calendar year in which the Change in Control occurs.

Non Change in Control Transactions. In the event of any change, other than a Change in Control, affecting our common stock, Price Group, or its capitalization by reason of a spin off, split up, dividend, recapitalization, merger, consolidation, or share exchange, the Administrator may, without the non-employee directors’ consent, (1) adjust the maximum number and kind of shares reserved for issuance or with respect to which awards may be granted or (2) modify outstanding awards by, among other ways, changing the number, kind, and price of any security subject to an award.

Other Transactions. Changes in our common stock limited to redesignating it as “capital stock,” changing the par value, or moving from par value to no par value, will not affect the Plan’s definition of common stock.

Amendment and Termination

The Board generally may amend or terminate the Plan at any time without stockholder approval. However, the Board must obtain stockholder approval to increase the number of shares that may be issued under the Plan, to change the counting of shares granted against the Plan share reserve, or to modify the eligibility requirements of the Plan. For such actions, the degree of stockholder approval required will be determined by, as applicable, our charter and bylaws, applicable law, or the rules of any exchange or trading market on which our securities are then traded. No amendment or termination of the Plan will adversely affect the rights of non-employee directors without their written consent.

If the Plan terminates, we will continue to maintain the accounts and settle stock units credited to such accounts in accordance with Section 409A of the Internal Revenue Code. Notwithstanding anything stated before, the Administrator can amend the Plan in any way necessary or desirable to comply with Section 409A or any other applicable law or the rules of any exchange or trading market on which our securities are then traded.

Plan Term

The Plan is effective as of the date it is approved by the stockholders of Price Group. No awards will be granted on or after the tenth anniversary of the effective date of the Plan, but the term of awards granted before then may extend beyond that date.

Plan Benefits

The following New Plan Benefits Table reflects the number of shares underlying future awards that will be made under the Plan per year, if approved by the stockholders, to the individuals and groups listed below. The information set forth below is based on the number of incumbent non-employee directors currently eligible to participate in the Plan.

New Plan Benefits Table
2007 Non-Employee Director Equity Plan

	Number of Shares	Number of Shares Underlying
	Underlying	Stock Units or Restricted
Name and position	Options(1)	Share Awards(1)

Non-Executive Director Group	48,000	14,400

Non-Executive Officer Employee Group
(not eligible under Plan)	n/a	n/a

Named Executive Officers
(not eligible under Plan)	n/a	n/a

Executive Group
(not eligible under Plan)	n/a	n/a

(1) The non-employee director may choose to receive options, restricted shares, or stock units.

U.S. Federal Income Tax Consequences

The following discussion of the U.S. federal income tax consequences relating to the Plan is based on present U.S. federal tax laws and regulations. This is not a complete description of the U.S. federal tax laws. A non-employee director may be subject to certain U.S. state and local taxes and non-U.S. taxes, which are not described below.

Options. A non-employee director recognizes no income when the options are granted. Upon exercising the options, the non-employee director recognizes compensation income equal to the excess of the fair market value of the underlying shares on that date over the exercise price. Upon the sale of the stock, the non-employee director recognizes capital gain or loss equal to the difference between the sale proceeds and the fair market value of the stock on the exercise date. The capital gain or loss is long-term if the stock was held for more than one year; otherwise it is short-term. We generally may deduct the compensation recognized by the non-employee director.

Restricted Shares. A non-employee director generally recognizes no income when the restricted shares are granted. However, the non-employee director may elect to recognize income equal to the fair market value of the underlying shares on the grant date. When the restricted shares vest, a non-employee director who did not recognize income on the grant date recognizes compensation equal to the fair market value of the underlying shares on that vesting date. Alternatively, a non-employee director who elected to recognize income on the grant date does not recognize, on the vesting date, the gain in or loss of value of the underlying shares. Such gain or loss will be recognized when the restricted shares are transferred. We generally may deduct an amount equal to the income recognized by the non-employee director on the grant date or the vesting date, as applicable.

Stock Units. A non-employee director recognizes no income when the stock units are granted. When the stock units are settled, the non-employee director will recognize income for the year of the settlement equal to the fair market value of the shares received. Upon selling those shares, the non-employee director recognizes capital gain or loss equal to the sale price less the fair market value of the shares on the settlement date. We generally may deduct an amount equal to the income recognized by the non-employee director on the settlement date. The grant of stock units under the Plan is intended to comply with Section 409A of the Internal Revenue Code. If any of the Plan terms subjects a non-employee director to gross income inclusion, interest, or additional tax under Section 409A, those terms are inapplicable.

Recommendation of the Board of Directors; Vote Required

We recommend that you vote FOR Proposal 2 and thereby approve our adoption of the Plan. All properly executed proxies received in time to be tabulated for the Meeting will be voted FOR Proposal 2 unless otherwise specified. To be adopted at the Meeting, Proposal 2 must be approved by the affirmative vote of a majority of the votes cast at the Meeting. Abstentions and broker non-votes will not be considered votes cast and will not affect the outcome of the vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, February 12, 2007, by (i) each director and each nominee for director, (ii) each person named in the Summary Compensation Table on page 23, and (iii) all directors and executive officers as a group. We have no knowledge at this time of any individual, group, or entity with beneficial ownership of more than 5% of our outstanding common stock. Share amounts and percentages shown for each individual or group in the table assume the exercise of all options exercisable by such individual or group within 60 days of the record date.

Name of Beneficial	Amount of Beneficial	Percent of
Owner	Ownership	Class(1)

Edward C. Bernard	1,390,781(2)	*
James T. Brady	24,000(3)	*
J. Alfred Broaddus	28,248(4)	*
Donald B. Hebb, Jr.	73,000(5)	*
James A.C. Kennedy	3,313,386(6)	1.24%
Kenneth V. Moreland	57,379(7)	*
George A. Roche	4,974,132(8)	1.87%
Brian C. Rogers	2,917,873(9)	1.10%
Dr. Alfred Sommer	38,000(10)	*
Dwight S. Taylor	29,200(11)	*
Anne Marie Whittemore	68,722(12)	*
Directors & All Executive Officers as a Group (17 persons)
	20,510,314(13)	7.57%

(1)	Beneficial Ownership of less than one percent is represented by an asterisk (*).
(2)	Includes 708,694 shares that may be acquired by Mr. Bernard within 60 days upon the exercise of stock options.
Also includes 48,000 shares owned by a member of Mr. Bernard’s family. Mr. Bernard disclaims beneficial ownership of the shares identified in the preceding sentence.
(3)	Includes 18,000 shares that may be acquired by Mr. Brady within 60 days upon the exercise of stock options.
(4)	Includes 28,000 shares that may be acquired by Mr. Broaddus within 60 days upon the exercise of stock options.
(5)	Includes 66,000 shares that may be acquired by Mr. Hebb within 60 days upon the exercise of stock options.
(6)	Includes 969,200 shares that may be acquired by Mr. Kennedy within 60 days upon the exercise of stock options.
(7)	Includes 50,000 shares that may be acquired by Mr. Moreland within 60 days upon the exercise of stock options.
(8)	Includes 3,457,278 shares held by, or in trusts for, members of Mr. Roche’s family. Mr. Roche disclaims beneficial ownership of the shares identified in the preceding sentence.
(9)	Includes 915,267 shares that may be acquired by Mr. Rogers within 60 days upon the exercise of stock options.
(10)	Represents all shares that may be acquired by Dr. Sommer within 60 days upon the exercise of stock options.
(11)	Includes 28,000 shares that may be acquired by Mr. Taylor within 60 days upon the exercise of stock options.
(12)	Includes 62,000 shares that may be acquired by Ms. Whittemore within 60 days upon the exercise of stock options.
(13)	Includes 5,432,288 shares that may be acquired by all directors and executive officers as a group within 60 days upon the exercise of stock options. These shares include (a) shares beneficially owned by Mr. Roche who retired on
December 31, 2006, and (b) 152,708 shares that are held in an account pledged as collateral for another executive officer’s credit line, under which there is currently no outstanding balance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that in 2006 our directors and officers timely complied with the requirements of Section 16(a) of the Securities Exchange Act to report ownership, and transactions which change ownership, of our common stock.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

Our named executive officer (“NEO”) compensation programs are designed to satisfy two core objectives:

• retaining the most talented of a small pool of highly skilled investment professionals; and

• maintaining a close community of interests between them and our common stockholders by linking their total compensation to our corporate performance.

We strive to maintain the highest levels of performance within the investment management and financial services industries. Success in these sectors requires the leadership of experienced managers with extensive and specialized training and expertise. The pool of high-quality candidates is smaller than the leadership needs for us and our competitors, resulting in significant competition for available talent. We consider each of our NEOs to be an invaluable resource, and over many years with us they have developed as a cohesive and complementary management team. We believe that it is imperative that our NEO compensation packages remain attractive and competitive in comparison to peer companies.

At the same time, we recognize that NEO compensation must be consistent with the interests of our stockholders. Our NEO compensation is primarily based on incentive compensation, with the intention that base salaries constitute a relatively small portion of overall compensation. Our compensation programs are designed to reward NEOs for short-term success as well as long-term performance, as measured by the financial performance of Price Group and by the growth in and relative investment performance of our investment funds and portfolios. Our compensation programs also are designed to reward the more intangible, but still critical contributors to our success, such as service quality, corporate integrity, institutional loyalty, and corporate reputation.

Our Executive Compensation Committee is responsible for determining the compensation of our NEOs. Our Chief Executive Officer and other senior officers assist the committee in analyzing general compensation policies. The Chief Executive Officer also consults with the committee regarding the bonus and salary of other executive officers. You can find more information regarding our Executive Compensation Committee on page 6.

The discussion below addresses the principal elements of our NEO compensation. Please also consult the compensation tables beginning on page 23 for more detailed information.

Base Salary

We pay base salaries at amounts expected to constitute less than 50% of total compensation, so that the majority of NEO compensation is dependent on our continued success and growth. Each of our NEOs was paid a base salary of $350,000 for 2006, and will be paid the same base salary for 2007.

Discretionary Cash Bonus

The Executive Compensation Committee awarded Mr. Moreland a discretionary bonus based on his strong performance as Chief Financial Officer during 2006. The other NEOs did not receive discretionary bonuses because they were eligible for incentive compensation under the Annual Incentive Compensation Pool discussed below.

Incentive Compensation

We strongly believe that NEO compensation must, above all, remain consistent with the interests of our stockholders, and therefore must be directly linked to our overall corporate performance as well as our success in achieving our long-term strategic goals. We traditionally have not offered our senior executives employment agreements or severance or change of control agreements. In addition, while our executives participate in a defined contribution retirement plan, we do not provide them any supplemental retirement benefits. Accordingly, we believe that our incentive and equity compensation programs are more critical to maintaining the competitiveness of our compensation arrangements than might be the case if other supplemental benefits or plans were in place. We particularly believe that our equity compensation arrangements are an important factor in developing an overall compensation program that is competitive and aligns the interest of our senior executives with the interests of our stockholders.

We have an Annual Incentive Compensation Pool to provide cash compensation that is measured to a significant degree by our current performance, and a stock incentive program to provide equity compensation linked to longer-term performance.

At the beginning of each year, the Management Compensation Committee, which is made up of the senior executive officers of the company, will, in conjunction with the Executive Compensation Committee of the Board of Directors, identify a set of goals and objectives for the upcoming year. Some of the objectives will be relatively consistent from year to year while others will vary depending upon the initiatives that will be undertaken in that year. All are designed to be consistent with a strategy to manage Price Group toward long-term goals with the objective of a team-oriented structure that operates in the best long-term interests of clients, associates and stockholders.

In assessing the performance of our NEOs during 2006, we considered our company’s success in the following areas:

• Recruiting, training, and retaining the highest quality associates.

• Sustaining the strong long-term relative performance of our mutual funds and private account portfolios.

• Distributing effectively across our multiple channels of distribution.

• Continuing to provide the highest quality service to our clients and mutual fund shareholders.

• Creating an environment of cooperation among our employees while still recognizing and rewarding individual achievement and initiatives.

• Maintaining the firm’s reputation of high integrity.

Annual Incentive Compensation Pool

All of our NEOs other than our Chief Financial Officer, Mr. Moreland, participated in our Annual Incentive Compensation Pool approved by Price Group’s stockholders at our 2003 Annual Meeting. The Annual Incentive Compensation Pool is designed to coordinate NEO compensation with our performance over a calendar year. It provides for a bonus pool based on “adjusted earnings”, which is defined as income before income taxes as reflected in our audited consolidated statements of income, adjusted to exclude certain extraordinary, unusual, or nonrecurring items, any charge relating to goodwill, and the effect of changes in accounting policy.

The bonus pool under the Annual Incentive Compensation Pool is funded in an amount equal to 6% of “adjusted earnings” up to $50 million, plus 8% of the amount by which “adjusted earnings” exceed $50 million. Early in 2006, the Executive Compensation Committee approved the participation of Messrs. Bernard, Kennedy, Roche and Rogers each at a level of up to 17% of the bonus pool. While these executives were entitled under the terms of the Annual Incentive Compensation Pool to be awarded a bonus up to this percentage, the Executive Compensation Committee has traditionally exercised discretion to pay a lower amount based on their assessment of overall performance.

The bonus pool under the Annual Incentive Compensation Pool was funded based on income before taxes of $858.3 million as reported in our audited consolidated statement of income on page 30 of our 2006 Annual Report to Stockholders, without any adjustment. The total bonus pool under the Annual Incentive Compensation Pool for 2006 was, therefore, $67.7 million.

Individual bonuses awarded by the Executive Compensation Committee for 2006 are detailed in the Summary Compensation Table on page 23 under the column labeled “Non-Equity Incentive Plan Compensation.” The Executive Compensation Committee determined these bonus amounts based on a variety of factors, including the continued strength of cash flows into our investment portfolios, our exemplary record of customer service, the relative performance of our investment portfolios, and our strong financial performance. The Executive Compensation Committee also considered: (1) in the case of Mr. Bernard, the additional responsibilities assumed as a result of the retirement of Mr. Riepe; (2) in the case of Mr. Rogers, his responsibilities and performance as Chief Investment Officer; and (3) in the case of Mr. Kennedy, his responsibilities and performance as Director of the Equity Division of Price Associates. For Mr. Roche, the committee further considered his long tenure and performance as Chief Executive Officer of the company. The incentive bonus award to each NEO was considerably less than the maximum available to him under the 2006 bonus pool.

The committee considered all of the factors noted above in the context of our past NEO compensation, including current outstanding equity awards, as well as data regarding compensation at peer companies in the investment management and other financial services industries. In this regard, FWCook provided the Executive Compensation Committee with 2005 compensation data for a peer group comprised of 10 asset management companies and 10 financial services companies.

Bonuses under our Annual Incentive Compensation Pool are structured to be deductible under Section 162(m) of the Internal Revenue Code. Section 162(m) denies publicly-held corporations the federal income tax deduction for compensation in excess of $1 million paid to the chief executive officer and the four other most highly compensated officers during a fiscal year unless the compensation is “performance-based.” We believe that the Annual Incentive Compensation Pool satisfies the “performance-based” requirements of Section 162(m); however, there can be no assurance that we will be able to achieve such deductibility in the future.

Stock Option Awards

We also consider it crucial to maintain a strong association between our NEO compensation and our stockholders’ long-term interests. We believe that our equity compensation program is a significant factor in achieving this goal. Although the Executive Compensation Committee has the authority to grant stock appreciation rights and restricted stock awards in addition to stock options, to date options have been the primary form of equity compensation and the only awards that have been made to our NEOs. We have historically used stock options rather than other forms of equity compensation because we believed that options better aligned the long-term interests of management and stockholders; however, we are considering granting restricted stock awards to our NEOs in the future. As part of our annual award program, we granted our NEOs options to purchase an aggregate of 340,000 shares of our common stock, representing 6% of all options we awarded to employees in 2006. The foregoing percentage excludes replenishment options which were automatically granted upon the exercise of eligible outstanding options granted prior to November 2004. In determining these option grants, the committee took into account, among other factors, the existing share ownership levels of our NEOs. No new options were granted to Mr. Roche during the past five years in light of his significant ownership interest and his desire to make option grants available to other executives and employees of the company.

Excluding grants to new employees and replenishment grants, all equity grants to employees, including the option grants to our NEOs, were made on November 1, 2006, which is consistent with our general policy to award equity grants in the last half of the year at a scheduled Executive Compensation Committee meeting. Since the options vest ratably over five years and will not be fully exercisable until 2011, and the exercise price is set at $46.19, we believe the option grants provide added incentive for our management team to strive for continued long-term growth and profitability.

The timing of replenishment grants, which are discussed in greater detail on page 24, is determined solely by the option holder, because such grants occur automatically when an eligible non-qualified option is exercised by relinquishing shares already owned in payment of the exercise price. The Management Compensation Committee, pursuant to authority delegated to it by the Executive Compensation Committee, granted equity awards to a few non-executive new hires. All new employee grants were awarded on the first day of the month following the start of employment.

We do not currently have any stock ownership guidelines or requirements in place for our executive officers. Given the high level of stock ownership among members of our management, and their present high level of investment in and loyalty to our company, we do not feel that such requirements are necessary. We have designed and continue to manage our stock incentive and bonus programs to encourage stock ownership by our executives and other employees. During 2007, our Nominating and Corporate Governance Committee will continue to assess whether such guidelines or requirements should be adopted.

Payment of HSR Act Fees

Several of our executive officers, including Messrs. Roche and Rogers, were required to submit filings and related filing fees pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, known as the HSR Act, based on their ownership of our common stock. We determined that we should reimburse these fees and any future fees because the filings were required as a direct result of each NEO’s position with our company, and because we believe that not paying the fees would be inconsistent with our goal of encouraging stock ownership among our NEOs. We also paid an additional amount sufficient to cover the tax liability associated with the filing fee reimbursement, to ensure that there is no out-of-pocket cost to our NEOs in connection with this filing obligation.

Defined Contribution Plan

Our U.S. retirement program provides retirement benefits based on the investment performance of each participant’s account. For 2006, we contributed $149,161 to this program for our NEOs. We provide this program to our NEOs and to all U.S. employees in order to assist them in their retirement planning. We calculate the contribution amounts based on plan formulas that apply to all employees, including NEOs.

Post-Employment Payments

With the exception of our consulting agreement with Mr. Roche, as described on page 27, we have not entered into agreements with any of our NEOs, so we do not anticipate making any post-employment payments to them. All existing option agreements held by all grantees under our 2001 and 2004 Stock Incentive Plans include a provision that may accelerate the vesting of outstanding but unexercisable options so that all options will become exercisable in connection with a change-in-control of Price Group and remain exercisable for a one-year period thereafter. The Executive Compensation Committee can modify or rescind this provision, or adopt other acceleration provisions.

Summary Compensation Table (1). The following table summarizes the total compensation, during 2006, of our named executive officers, who are the Chief Executive Officer, the Chief Financial Officer and our three other most highly compensated executive officers.

				Non-Equity
Name and Principal			Option	Incentive Plan	All Other
Position	Salary	Bonus	Awards(3)	Compensation(4)	Compensation(5)	Total

George A. Roche
President and Chief	$350,000	–	–	$4,300,000	$453,443	$5,103,443
Executive Officer

Brian C. Rogers
Vice President and	$350,000	–	$1,953,759	$4,800,000	$121,374	$7,225,133
Chief Investment
Officer

Edward C. Bernard
Vice President and	$350,000	–	$1,651,453	$3,800,000	$57,161	$5,858,614
Director of the
Investment Services
Division

James A.C. Kennedy
Vice President and	$350,000	–	$975,626	$4,300,000	$57,161	$5,682,787
Director of the Equity
Division

Kenneth V. Moreland
Chief Financial Officer	$350,000	$500,000(2)	$431,090	–	$48,661	$1,329,751

(1)	Includes only those columns relating to compensation awarded to, earned by, or paid to the NEOs in 2006. All other columns have been omitted.
(2)	Discretionary bonus amount paid to Mr. Moreland in lieu of participation in the 2006 Annual Incentive
Compensation Pool, under which incentive compensation was paid to the other NEOs.
(3)	Amounts included in the table represent the compensation cost recognized in Price Group’s 2006 financial statements relating to stock option awards granted to each NEO, as part of our 2001 through 2006 annual award programs, and in the case of Messrs. Kennedy, Rogers, and Bernard, 2006 replenishment grants. The grant date fair value of each annual award is being recognized as compensation cost over the requisite service period pursuant to
SFAS 123R using the Black-Scholes option-pricing model. The following represents the weighted-average assumptions used for the years indicated:

	2001	2002	2003	2004	2005	2006

Expected life in years	5.5	5.7	5.5	5.2	5.5	5.5
Expected volatility	37%	36%	35%	33%	29%	26%
Dividend yield	1.3%	1.4%	1.5%	1.7%	1.7%	1.7%
Risk-free interest rate	4.2%	4.0%	3.6%	3.7%	4.2%	4.6%

A further description of these assumptions is included in Significant Accounting Policies for Stock Awards and Options on page 34 of the 2006 Annual Report to Stockholders.

(4)	Represents cash amounts awarded by the Executive Compensation Committee and paid to NEOs under the 2006
Annual Incentive Compensation Pool. See our preceding Compensation Discussion and Analysis for more details of the workings of this plan.
(5)	The following types of compensation are included in the all other compensation column:
	a.	Contributions made to the T. Rowe Price U.S. Retirement Program. This plan provides retirement benefits based on contributions by the employee and the company as well as the investment performance of each plan participant’s account. For 2006, Mr. Roche received a contribution of $33,161. Messrs. Rogers, Bernard, Kennedy, and Moreland each received a contribution of $29,000 for the same period.
	b.	In 2006, Messrs. Rogers, Bernard, Kennedy, and Moreland each earned $4,161 in additional cash compensation for the amount calculated under the U.S. Retirement Program that could not be credited to their retirement accounts for 2006 due to contribution limits imposed under Section 415 of the Internal Revenue Code.
	c.	Directors’ fees paid by a wholly owned subsidiary of Price Associates. Messrs. Roche and Moreland were paid
$1,500 each in directors’ fees in 2006.
	d.	Matching contributions paid under our Employee Stock Purchase Plan which is offered to all employees of
Price Group and its related affiliates. In 2006, matching contributions were made on behalf of Messrs. Bernard,
Kennedy, and Moreland in the amount of $4,000 each.
	e.	Messrs. Roche and Rogers were reimbursed $215,000 and $45,000, respectively, for fees paid for filings submitted pursuant to the HSR Act. An additional amount of $169,134 and $23,213 was paid to Messrs. Roche and Rogers, respectively, to cover their tax liability associated with the filing fee reimbursement. See our preceding Compensation Discussion and Analysis for further discussion of the reimbursement of these HSR
Act fees.
	f.	NEOs, directors, and all employees of Price Group and its related affiliates, are eligible to direct our sponsored
T. Rowe Price Associates Foundation, Inc. to match personal gifts up to an annual limit to qualified charitable organizations. For 2006, Messrs. Roche, Rogers, Bernard, and Kennedy were eligible to have gifts matched up to
$20,000, while Mr. Moreland was eligible to have up to $10,000 matched. All the NEOs used their full eligible match for 2006.
	g.	Mr. Roche received a service anniversary gift honoring his retirement from the company. The value of the gift, which included an amount to cover his related tax liability, was $14,648.
	h.	Perquisites and other personal benefits in the aggregate were less than $10,000 for each NEO. As a general rule, the company does not provide significant perquisites or other personal benefits to its executive officers.

2006 Grants of Plan-Based Awards (1). The following table provides information concerning each plan-based award granted in 2006 to the executive officers named in the Summary Compensation Table and other information regarding their grants.

		Estimated Possible
		Payouts Under			Exercise
		Non-Equity		Number of	Price
		Incentive Plan Awards		Securities	of Option		Grant Date
				Underlying	Awards per	Grant Date	Fair Value per
Name	Grant Date	Threshold	Maximum(2)	Options	Share	Fair Value(5)	Share(5)

George R. Roche	02/09/2006	$ –	$11,502,580	–	$ –

Brian C. Rogers	02/09/2006	$ –	$11,502,580
	11/01/2006(3)			100,000	$46.190	$1,369,600	$13.696
	01/04/2006(4)			34,350	$36.660	$218,981	$6.375
	05/04/2006(4)			31,832	$41.225	$232,692	$7.310
	08/07/2006(4)			99,885	$41.130	$429,554	$4.300

Edward C. Bernard	02/09/2006	$ –	$11,502,580
	11/01/2006(3)			100,000	$46.190	$1,369,600	$13.696
	08/09/2006(4)			82,350	$41.420	$578,521	$7.030

James A.C. Kennedy	02/09/2006	$ –	$11,502,580
	11/01/2006(3)			100,000	$46.190	$1,369,600	$13.696
	04/26/2006(4)			20,760	$43.005	$41,728	$2.010

Kenneth V. Moreland	11/01/2006(3)			40,000	$46.190	$547,840	$13.696

(1)	Includes only those columns relating to plan-based awards granted during 2006. All other columns have been omitted.
(2)	For 2006, the Executive Compensation Committee awarded significantly less than the maximum amount to the
NEOs and the actual amount awarded has been disclosed in the Summary Compensation Table on page 23 under
“Non-Equity Incentive Plan Compensation.” The maximum represents the highest possible bonus that could have been paid to each of these individuals under the 2006 Annual Incentive Compensation Pool based on our 2006 audited financial statements. See our Compensation Discussion and Analysis for more details. The Executive
Compensation Committee has discretion to award no bonus under this program, or to award up to the maximum bonus. As a result, there is no minimum amount payable even if performance goals are met.
(3)	Represents stock options granted as part of our annual award program. These options were awarded from the 2004
Stock Incentive Plan. Vesting of these options is based on the named executive continuing to render service and occurs at a rate of 20% per year from the date of grant.
(4)	Represents a replenishment grant that vests immediately. All replenishment grants were awarded from our 2004
Stock Incentive Plan, which was approved by our stockholders on April 8, 2004. The timing of replenishment grants, which are discussed in further detail below, is determined solely by the option holder, because such grants occur automatically when an eligible non-qualified stock option is exercised by relinquishing shares already owned in payment of the exercise price.
(5)	Represents the full grant date fair value computed in accordance with SFAS 123R, using the Black-Scholes option-
pricing model. A description of the assumptions used related to volatility, risk-free interest rate, dividend yield, and expected life to determine the grant date fair value is included in Significant Accounting Policies for Stock
Awards and Options on page 34 of the 2006 Annual Report to Stockholders. The grant date fair value is recognized as compensation cost in our financial statements over the requisite service period pursuant to SFAS 123R.

Stock options granted under our annual award program are granted at the fair market value on the date of grant and generally become exercisable in five equal increments on the first through fifth anniversaries of the grant date. Replenishment grants, which are made available only in conjunction with non-qualified options originally granted prior to November 2004, allow an option holder to receive additional options if an eligible non-qualified stock option is exercised by relinquishing shares already owned in payment of the exercise price. The replenishment options are granted at fair market value on the date of exercise of the option giving rise to the replenishment grant and may themselves be exercised until the expiration date of the related option. The replenishment options, which are equal in number to the shares relinquished, are exercisable immediately. The company ceased granting options with a replenishment feature in October 2004.

Outstanding Equity Awards Table at December 31, 2006(1). The following table shows information concerning option awards outstanding at December 31, 2006 for each NEO. There is a provision in all existing option agreements held by all grantees under our 2001 and 2004 Stock Incentive Plans that may accelerate the vesting of outstanding but unexercisable options so that all options will become exercisable in connection with a change in control of Price Group and remain exercisable for a one-year period thereafter. The Executive Compensation Committee may modify or rescind this provision, or make other provisions for accelerating the ability to exercise options.

	Number of Securities Underlying
	Unexercised Options

			Option Exercise	Option Expiration
Name	Exercisable(2)	Unexercisable	Price	Date

George R. Roche	–	–

Brian C. Rogers	89,250(3)		$41.1300	11/18/2007
	234,400		$17.8750	12/21/2008
	193,400		$15.3750	09/03/2009
	155,000		$19.5000	11/20/2010
	24,400		$12.8500	09/21/2011
	34,350(3)		$36.6600	09/21/2011
		32,000(4)	$13.6700	07/30/2012
	10,635(3)		$41.1300	07/30/2012
	31,832(3)		$41.2250	07/30/2012
	72,000	48,000(5)	$21.7250	12/11/2013
	48,000	72,000(7)	$30.7750	12/20/2014
	22,000	88,000(8)	$32.6200	10/03/2015
		100,000(9)	$46.1900	11/01/2016

Edward C. Bernard	43,958(3)		$33.5450	11/18/2007
	124,400		$17.8750	12/21/2008
	71,789(3)		$41.4200	09/03/2009
	195,000		$19.5000	11/20/2010
	32,000		$12.8500	09/21/2011
	37,262(3)		$33.1050	09/21/2011
	12,258(3)		$33.5450	09/21/2011
		32,000(4)	$13.6700	07/30/2012
	26,426(3)		$33.1050	07/30/2012
	13,040(3)		$33.5450	07/30/2012
	10,561(3)		$41.4200	07/30/2012
	72,000	48,000(5)	$21.7250	12/11/2013
	48,000	72,000(7)	$30.7750	12/20/2014
	22,000	88,000(8)	$32.6200	10/03/2015
		100,000(9)	$46.1900	11/01/2016

James A.C. Kennedy	114,000		$15.6875	11/18/2007
	194,400		$17.8750	12/21/2008
	153,400		$15.3750	09/03/2009
	155,000		$19.5000	11/20/2010
	152,400		$12.8500	09/21/2011
	80,000	20,000(4)	$13.6700	07/30/2012
	60,000	40,000(5)	$21.7250	12/11/2013
	40,000	60,000(7)	$30.7750	12/20/2014
	20,000	80,000(8)	$32.6200	10/03/2015
		100,000(9)	$46.1900	11/01/2016

Kenneth V. Moreland	12,000	24,000(6)	$26.9400	04/01/2014
	20,000	30,000(7)	$30.7750	12/20/2014
	10,000	40,000(8)	$32.6200	10/03/2015
		40,000(9)	$46.1900	11/01/2016

(1)	Includes only those columns for which there are outstanding equity awards at December 31, 2006. All other columns have been omitted.
(2)	These options were fully vested as of December 31, 2006.
(3)	Represents a replenishment grant that vests immediately. For more information regarding replenishment grants, please refer to the discussion on page 24.
(4)	Vests in full on 07/30/2007.
(5)	Vesting occurs 50% on each of 12/11/2007 and 12/11/2008.
(6)	Vesting occurs 33 1/3% on each of 04/01/2007, 04/01/2008, and 04/01/2009.
(7)	Vesting occurs 33 1/3% on each of 12/20/2007, 12/20/2008, and 12/20/2009.
(8)	Vesting occurs 25% on each of 10/03/2007, 10/03/2008, 10/03/2009, and 10/03/2010.
(9)	Vesting occurs 20% on each of 11/01/2007, 11/01/2008, 11/01/2009, 11/01/2010, and 11/01/2011.

2006 Option Exercises Table(1). The following table shows aggregated stock option exercises in 2006 and the related value realized on those exercises for each of the NEOs. The value realized on exercise is the difference between the market price of the underlying securities on the date of exercise and the exercise price, multiplied by the number of shares acquired.

	Number of
	Shares Acquired	Value Realized
Name	on Exercise(2)	on Exercise

George A. Roche	271,800(3)	$5,382,484
Brian C. Rogers	590,834(4)	$13,699,230
Edward C. Bernard	266,344(4)	$6,509,783
James A.C. Kennedy	176,908(4)	$4,624,978
Kenneth V. Moreland	4,000	$66,080

(1)	Includes only those columns relating to 2006 option exercises. All other columns have been omitted.
(2)	Represents the total number of shares underlying the exercised stock options.
(3)	Represents shares acquired through limited liability companies controlled by Mr. Roche.
(4)	For some NEOs, the number of shares actually acquired was less than the number presented in the table above as a result of tendering shares for payment of the exercise price and the withholding of shares for taxes. The net shares received were as follows:

Brian C. Rogers	196,976
Edward C. Bernard	87,716
James A.C. Kennedy	121,610

Equity Compensation Plan Information. The following table sets forth information regarding outstanding options and restricted stock units and shares reserved for future issuance under our equity compensation plans as of December 31, 2006. None of the plans have outstanding warrants or rights other than options and restricted stock units. All plans have been approved by our stockholders.

	Number of Securities to be		Number of Securities
	Issued Upon Exercise of		Remaining Available
	Outstanding Options and	Weighted-Average	for Future Issuance
	Vesting of Restricted	Exercise Price of	Under Equity
Plan Category	Stock Units	Outstanding Options	Compensation Plans

Equity Compensation Plans
Approved by Stockholders	43,806,758(1)	$25.97	24,926,137(2)

(1)	Includes 36,000 shares that may be issued under outstanding restricted stock units. The weighted-average exercise price does not take these awards into account.
(2)	Includes 21,566,137 shares that may be issued under our 2004 Stock Incentive Plan, 2001 Stock Incentive Plan and
1998 Director Stock Option Plan, and 3,360,000 shares that may be issued under our Employee Stock Purchase Plan.
No shares have been issued under the Employee Stock Purchase Plan since its inception; all plan shares have been purchased in the open market. The number of shares available for future issuance will increase under the terms of the 2004 Stock Incentive Plan as a result of all future common stock repurchases that we make from proceeds generated by stock option exercises that occur after the inception of the 2004 Stock Incentive Plan. The 2004 Stock
Incentive Plan and the 2001 Stock Incentive Plan both allow for the grant of stock options, stock appreciation rights, and stock awards including restricted stock and restricted stock units. The maximum number of shares that may be issued in connection with future stock awards is 2,000,000 under the 2004 Stock Incentive Plan and 1,750,000 under the 2001 Stock Incentive Plan.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

In this report, the terms “we” and “our” refer to the members of the Executive Compensation Committee, each of whom is listed at the end of this report.

As part of our responsibilities, we have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears on page 19 of this proxy statement. Based on such reviews and discussions, we have recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement and in the company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Donald B. Hebb, Jr., Chairman
James T. Brady
J. Alfred Broaddus, Jr.
Dr. Alfred Sommer
Dwight S. Taylor
Anne Marie Whittemore

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to a consulting agreement signed on January 23, 2007, Mr. Roche will provide strategic and other consulting services to us, as mutually agreed between Mr. Roche and our Chief Executive Officer, over an aggregate of up to eight weeks of full-time days in each future calendar year. The agreement provides for payments to Mr. Roche of $100,000 per year, plus reimbursement for reasonable out-of-pocket expenses. The consulting agreement is effective as of January 1, 2007, and thereafter is automatically renewed on January 1 of each year. It can be terminated by either party for any reason at the end of any year or upon at least 30 days prior written notice.

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007

The Audit Committee reappointed KPMG as Price Group’s independent registered public accounting firm for 2007 at its January 2007 meeting, and submits this reappointment for ratification by our stockholders. KPMG was first appointed to serve as our independent registered public accounting firm on September 6, 2001.

Representatives of KPMG are expected to be present at the Meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders.

Recommendation of the Board of Directors; Vote Required

We recommend that you vote FOR Proposal 3, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2007. All properly executed proxies received in time to be tabulated for the Meeting will be voted FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2007 unless otherwise specified. In order to be adopted at the Meeting, Proposal 3 must be approved by the affirmative vote of a majority of the votes cast at the Meeting. Abstentions and broker non-votes will not be considered to be votes cast and will have no effect on the outcome of the vote. In the event Proposal 3 does not obtain the requisite number of affirmative votes, the Audit Committee will reconsider the appointment of KPMG.

Disclosure of Fees Charged by the Independent Registered Public Accounting Firm

The following table summarizes the fees charged by KPMG for services rendered to Price Group and its subsidiaries during 2005 and 2006. All services were approved by the Audit Committee pursuant to the pre-approval procedures described below.

	Amount Billed and Paid

Type of Fee	2005	2006

Audit Fees(1)	$818,000	$856,700
Audit-Related Fees(2)	40,000	59,350
Tax Fees(3)	382,717	416,670
All Other Fees(4)	–	205,157

	$1,240,717	$1,537,877
	=====================

(1)	Aggregate fees charged for annual audits, quarterly reviews, and the reports of the independent registered public accounting firm on internal control over financial reporting as of December 31, 2005 and 2006.
(2)	Aggregate fees charged for assurance and related services that are reasonably related to the performance of the audit and are not reported as Audit Fees. In 2005 and 2006, these services included audits of several affiliated entities such as corporate retirement plans and accounting consultations regarding new accounting requirements.
(3)	Aggregate fees charged for tax compliance and tax preparation.
(4)	Aggregate fees charged for an attestation engagement related to our compliance with Global Investment
Performance Presentation Standards (GIPS) and for tax consulting.

AUDIT COMMITTEE PRE-APPROVAL POLICIES

The Audit Committee has adopted policies and procedures which set forth the manner in which the committee will review and approve all audit and non-audit services to be provided by the independent registered public accounting firm before that firm is retained for such services. The pre-approval policies and procedures are as follows:

• Any audit or non-audit service to be provided to Price Group by the independent registered public accounting firm must be submitted to the Audit Committee for review and approval. The proposed services are submitted on the Audit Committee’s “Independent Registered Public Accounting Firm Audit and Non-Audit Services Request Form” with a description of the services to be performed, fees to be charged, and affirmation that the services are not prohibited under Section 201 of the Sarbanes-Oxley Act of 2002. The form must be approved by Price Group’s Chief Executive Officer, Chief Financial Officer, or Director of Internal Audit prior to submission to the Audit Committee.

• The Audit Committee in its sole discretion then approves or disapproves the proposed services and documents such approval, if given, by signing the approval form. Pre-approval actions taken during Audit Committee meetings are recorded in the minutes of the meetings.

• Any audit or non-audit service to be provided to Price Group which is proposed between meetings of the Audit Committee will be submitted to the Audit Committee chairman on a properly completed “Independent Registered Public Accounting Firm Audit and Non-Audit Services Request Form” for the chairman’s review and pre-approval and will be included as an agenda item at the next scheduled Audit Committee meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees Price Group’s financial reporting process on behalf of the Board of Directors. Our committee held six meetings during 2006. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of Price Group’s audited financial statements with generally accepted accounting principles and for opinions on the effectiveness of Price Group’s internal control over financial reporting and management’s assessment thereof. We appointed KPMG as Price Group’s independent registered public accounting firm for 2006 after reviewing that firm’s performance and independence from management and that appointment was ratified by our stockholders at the 2006 Annual Meeting. We reappointed KPMG as Price Group’s independent registered public accounting firm for 2007 at our regularly scheduled January 2007 meeting after conducting the same set of reviews.

In fulfilling our oversight responsibilities, we reviewed and discussed with management the audited financial statements prior to their issuance and publication in the 2006 Annual Report on Form 10-K and in the 2006 Annual Report to Stockholders. We reviewed with KPMG its judgments as to the quality, not just the acceptability, of Price Group’s accounting principles and discussed with its representatives other matters required to be discussed under generally accepted auditing standards, including matters required to be discussed in accordance with the Statement on Auditing Standards No. 61, Communication with Audit Committees, of the Auditing Standards Board of the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board. We also discussed with KPMG its independence from management and Price Group, and received its written disclosures pursuant to applicable independence standards including Independence Standards Board Standard No. 1. We further considered whether the non-audit services described elsewhere in this proxy statement provided by KPMG are compatible with maintaining its independence.

We also discussed with management their evaluation of the effectiveness of Price Group’s internal control over financial reporting as of December 31, 2006. We discussed with KPMG its evaluation of the effectiveness of Price Group’s internal control over financial reporting and of management’s own assessment thereof.

We further discussed with Price Group’s internal auditors and KPMG the overall scope and plans for their respective audits. We met with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations and their evaluations of Price Group’s internal controls.

In reliance upon the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

James T. Brady, Chairman
J. Alfred Broaddus, Jr.
Dwight S. Taylor

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Qualified stockholders who wish to have proposals presented at the 2008 annual meeting of stockholders must deliver them to Price Group by November 3, 2007, in order to be considered for inclusion in next year’s proxy statement and proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

Any stockholder proposal or director nomination for our 2008 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered “untimely” if we receive it before December 14, 2007, or after January 13, 2008. Such proposals and nominations must be made in accordance with the Amended and Restated By-Laws of Price Group. An untimely proposal may be excluded from consideration at our 2008 annual meeting. All proposals and nominations must be delivered to Price Group’s Secretary at 100 E. Pratt Street, Mail Code BA-8700, Baltimore, MD 21202.

Pursuant to Maryland law and our Amended and Restated By-Laws, a special meeting of our stockholders can generally be called by the Chairman of the Board, our President, our Board of Directors, or upon the written request of stockholders entitled to cast at least 25% of all votes entitled to be cast at the special meeting.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The following procedures have been established by the Nominating and Corporate Governance Committee in order to facilitate communications between our stockholders and our Board of Directors:

1) Stockholders may send correspondence, which should indicate that the sender is a stockholder, to our Board of Directors or to any individual director by mail to T. Rowe Price Group, Inc., c/o Chief Legal Officer, T. Rowe Price Group, Inc., P.O. Box 17134, Baltimore, MD 21297-1134, or by e-mail to stockholdercommunications@troweprice.com.

2) Our Chief Legal Officer will be responsible for the first review and logging of this correspondence. The officer will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence which the Nominating and Corporate Governance Committee has identified as correspondence which may be retained in our files and not sent to directors.

The Nominating and Corporate Governance Committee has authorized the Chief Legal Officer to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services); (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues; or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed, but not circulated to directors. Except as set forth in the preceding sentence, the Chief Legal Officer will not screen communications sent to directors.

3) The log of stockholder correspondence will be available to members of the Nominating and Corporate Governance Committee for inspection. At least once each year, the Chief Legal Officer will provide to the Nominating and Corporate Governance Committee a summary of the communications received from stockholders, including the communications not sent to directors in accordance with screening procedures approved by the Nominating and Corporate Governance Committee.

OTHER MATTERS

We know of no other matters to be presented to you at the Meeting. As stated in an earlier section, if other matters are considered at the Meeting, Messrs. Bernard, Kennedy, and Rogers will vote on these matters in accordance with their judgment of the best interests of Price Group.

Exhibit A
T. ROWE PRICE GROUP, INC.
2007 NON-EMPLOYEE DIRECTOR EQUITY PLAN

1) Purpose

T. Rowe Price Group, Inc., a Maryland corporation (the “Company”), hereby establishes this T. Rowe Price Group, Inc. 2007 Non-Employee Director Equity Plan (the “Plan”), subject to stockholder approval, for the benefit of Non-Employee Directors of the Company. The Plan is intended to benefit the Company by providing its Non-Employee Directors with a proprietary stake in the Company’s future success and, thereby, aligning their interests with those of the Company’s stockholders. The Plan, upon its approval by the stockholders of the Company, replaces the T. Rowe Price Group, Inc. 1998 Director Stock Option Plan.

The Plan provides for equity grants to Non-Employee Directors which they may choose to receive in the form of stock options, restricted shares, or stock units.

2) Definitions

Under this Plan, except where the context otherwise indicates, the following definitions apply:

a) “Account” means a bookkeeping reserve account to which Stock Units are credited on behalf of Non-Employee Directors.

b) “Award” means a share of Common Stock, Stock Unit, or Option granted under this Plan.

c) “Board” means the Board of Directors of the Company.

d) “Change in Control” means the earliest to occur of any of the following events, construed in accordance with Code section 409A:

i) Any one person or more than one person acting as a group acquires, or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or group, beneficial ownership of thirty-five percent or more of the total voting power of the Company’s then outstanding voting securities;

ii) A majority of the members of the Company’s Board is replaced during any twelve month period by directors whose appointment or election is not endorsed or approved by a majority of the members of the Board who were members of the Board of Directors prior to the initiation of the replacement; or

iii) Any one person or more than one person acting as a group acquires, or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or group, assets of the Company that have a total gross fair market value of forty percent or more of the total gross fair market value of all of the assets of the Company immediately prior to the initiation of the acquisition.

e) “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

f) “Common Stock” means the common stock, par value $.20 per share, of the Company.

g) “Company” means T. Rowe Price Group, Inc., a Maryland corporation.

h) “Effective Date” means the date on which the Company’s stockholders approve this Plan.

i) “Election Form” means the form prescribed by the Plan Administrator on which a Non-Employee Director specifies the form in which his or her Initial Director Grant or Periodic Grants are to be granted.

j) “Fair Market Value” means, as applicable, (i) the closing price on the relevant date as quoted on the principal securities exchange or market on which shares of Common Stock are then listed or admitted to trading; (ii) the last sale price on the relevant date quoted on the NASDAQ Stock Market; (iii) the average of the high bid and low asked prices on the relevant date quoted on the NASDAQ OTC Bulletin Board Service or by the National Quotation Bureau, Inc. or a comparable service as determined in the Plan Administrator’s discretion; or (iv) if the Common Stock is not quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market maker for the Common Stock, or by such other source, selected by the Plan Administrator. For all purposes under the Plan, the term “relevant date” as used in this definition of Fair Market Value means the date as of which Fair Market Value is to be determined. If no public trading of the Common Stock occurs on the relevant date, then Fair Market Value shall be determined as of the most recent preceding date on which trading of the Common Stock does occur. If the Common Stock is not listed for trading on a national exchange or market, “Fair Market Value” shall mean the value determined by the Plan Administrator in good faith.

k) “Incumbent Director” means a person who is a Non-Employee Director immediately before and on the Effective Date.

l) “Initial Director Grant” means the initial grant of Restricted Shares or Stock Units to a Non-Employee Director pursuant to Section 5(a).

m) “Initial Plan Year” means the first Plan Year commencing on the Effective Date.

n) “New Director” means a person who (i) is first elected or appointed as a Non-Employee Director on or after the Effective Date, or (ii) first becomes a Non-Employee Director on or after the Effective Date.

o) “Non-Employee Director” means a member of the Board who, at the relevant time, is not an employee of the Company or of any direct or indirect subsidiary or affiliate of the Company.

p) “Option” means a nonstatutory option to purchase shares of Common Stock.

q) “Periodic Grant” means the grant of Options, Restricted Shares or Stock Units to a Non-Employee Director pursuant to Section 5(b).

r) “Plan” means this T. Rowe Price Group, Inc. 2007 Non-Employee Director Equity Plan.

s) “Plan Administrator” means the Nominating and Corporate Governance Committee of the Board.

t) “Plan Share Reserve” means the maximum number of shares of Common Stock that may be issued with respect to Awards granted under the Plan.

u) “Plan Year” shall be the twelve-month period coinciding with the calendar year; provided, however, that the first Plan Year shall be a shorter period commencing on the Effective Date and ending on December 31, 2007.

v) “Restricted Shares” means shares of Common Stock that, upon issuance, are nontransferable and subject to forfeiture for a specified period.

w) “Stock Unit” means a share equivalent credited to a Non-Employee’s Account and which represents the Company’s unfunded promise to deliver one share of Common Stock upon a specified future event or date.

x) “Termination Date” means the date on which a Non-Employee Director ceases to serve as a member of the Board and has otherwise incurred a “separation from service” within the meaning of Code section 409A.

3) Administration

The Plan Administrator shall have full authority to administer the Plan. This authority includes, without limitation, authority (i) to interpret and construe any provision of the Plan and the terms of any Award granted under it, (ii) to modify in its discretion the number, timing and/or terms of Awards to be granted pursuant to Section 5 of the Plan without requiring stockholder approval thereof, and, (iii) in general, to make all other determinations advisable for the administration of the Plan to achieve its stated purpose. This authority also includes the authority, as the Plan Administrator may deem necessary or advisable, to adopt such rules, regulations, agreements, guidelines and instruments for administering the Plan and for conducting the Plan Administrator’s business. A majority of the members of the Plan Administrator shall constitute a quorum for the transaction of business and the vote of a majority of those members present at any meeting at which a quorum is present shall decide any question brought before that meeting. In lieu of a meeting, the Plan Administrator may take action by unanimous written consent. Decisions of the Plan Administrator shall be final and binding on all parties. The Plan Administrator shall have the power to delegate all or any of its non-discretionary duties to one or more designees. To the maximum extent permitted by law, no member of the Plan Administrator or its designees shall be liable for any action taken or decision made in good faith relating to the Plan or any Award. To the maximum extent permitted by law and by the Company’s charter and by-laws, the members of the Plan Administrator and its designees shall be indemnified by the Company in respect of all their activities under the Plan.

4) Stock Reserved for the Plan

a) Plan Share Reserve. Subject to the following provisions of this Section 4 and adjustments as provided in Section 8 of the Plan, the Plan Share Reserve shall be equal to 750,000 shares of Common Stock.

b) Adjustments to Plan Share Reserve. If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, the shares subject to such Award shall thereafter be available for further Awards under the Plan.

c) Share Accounting. Any shares of Common Stock subject to Options granted under the Plan shall be counted against the Plan Share Reserve set forth in Section 4(a) as one share of Common Stock for every one share subject to such Award. Any shares of Common Stock subject to Awards other than Options shall be counted against the Plan Share Reserve set forth in Section 4(a) as three and one-third shares of Common Stock for every one share subject to such Award.

d) Source of Shares. The Company shall reserve for issuance pursuant to this Plan such number of shares of Common Stock as may from time to time be granted or subject to Awards hereunder. The source of the shares of Common Stock issued pursuant to this Plan may be, in the discretion of the Board or the Plan Administrator, authorized and unissued shares, shares purchased on the open market, or shares derived from any other proper source. In the absence of any specific determination by the Board or the Plan Administrator, the source shall be authorized and unissued shares.

5) Grants of Equity Awards

a) Initial Director Grant. Each person first elected or appointed as a Non-Employee Director on or after the Effective Date, shall be granted, as of the close of business on the date of the first regular meeting of the Board held on or after the date of such Non-Employee Director’s election or appointment, an Initial Director Grant of 4,000 Restricted Shares or 4,000 Stock Units, in such form as the Non-Employee Director shall have elected pursuant to Section 7. Notwithstanding the foregoing sentence, a person who was an employee of the Company or any of its subsidiaries or affiliates at any time within three years before becoming a Non-Employee Director shall not be entitled to receive an Initial Director Grant.

b) Periodic Grants. Each Non-Employee Director shall be granted, as of the close of business on the third business day following the earnings release for the first and third fiscal quarter of each year, in such form as the Non-Employee Director shall have elected pursuant to Section 7, an Award of 4,000 Options, 1,200 Restricted Shares, or 1,200 Stock Units.

c) Non-duplication of Grants. Notwithstanding the provisions of Section 5(b) above, Periodic Grants will not be granted to a Non-Employee Director during the calendar year in which the Non-Employee Director receives his or her Initial Director Grant.

d) Grant Eligibility. No individual shall be granted an Award under this Plan unless such individual is a Non-Employee Director on the applicable grant date.

e) Modification of Awards. The Plan Administrator in its discretion may modify the number and/or timing of the Awards to be granted pursuant to the provisions of Sections 5(a) and 5(b) above without stockholder approval.

6) Terms of Awards

a) Terms of Options. Each Option granted under this Plan shall: (i) have an exercise price for each share subject thereto equal to the Fair Market Value of the Common Stock on the grant date; (ii) become exercisable in full one year after the grant date, provided that the holder is then a member of the Board, or upon the Non Employee Director’s earlier death, but shall not be exercisable as to any shares prior thereto; (iii) terminate and no longer be exercisable, to the extent unvested, when the Non-Employee Director ceases to be a member of the Board for any reason other than death, and to the extent vested, on the earlier to occur of the expiration of ten years after the grant date of such Option or five years after the Non-Employee Director ceases to be a member of the Board for any reason; and (iv) provide for payment of the exercise price via cash, check, or tender of shares of Common Stock, by way of a broker-assisted cashless exercise in accordance with procedures established by the Plan Administrator, or any combination thereof. Options granted under this Plan are not transferable by the Non-Employee Director otherwise than by will or the laws of descent and distribution and are exercisable during the Non-Employee Director’s lifetime only by the Non-Employee Director; except that with the consent of the Plan Administrator, Options may be transferred to a family member or a trust, partnership or the like for the benefit of the Non-Employee Director or such family members. No assignment or transfer of an Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, except by will, the laws of descent and distribution or by consent of the Plan Administrator, shall vest in the assignee or transferee any interest or right therein whatsoever, but immediately upon any attempt to assign or transfer the Option the same shall terminate and be of no force or effect. No Option holder shall have any rights as a stockholder with respect to any shares of Common Stock covered by an Option until the date a stock certificate or certificates representing such shares is issued or such other evidence of issuance of the shares to the person is entered on the records of the Company. Except as provided in Section 8, no adjustment for dividends or otherwise shall be made if the record date is prior to the date of issuance of the shares of Common Stock purchased pursuant to exercise of the Option.

b) Terms of Restricted Shares. All Restricted Shares granted under this Plan shall: (i) be unvested and forfeitable upon grant; (ii) become vested in full, nonforfeitable and transferable (subject to any restrictions imposed by law and any then-applicable stock ownership and retention guidelines for directors of the Company), one year after the grant date, provided that the holder is then a member of the Board, or upon the Non-Employee Director’s earlier death, but shall not be transferable or subject in any manner to anticipation, alienation, sale, exchange, assignment, pledge, encumbrance, or garnishment, or in any other manner made subject to a hedge transaction or puts and calls prior thereto; and (iii) entitle the holder to all the rights of a stockholder, including voting and rights to receive dividends and distributions with respect to such shares, but shall be subject to transfer restrictions until vested. If the Non-Employee Director ceases to be a member of the Board for any reason other than death, all unvested Restricted Shares will be forfeited to the Company upon such cessation without any consideration paid therefor. The Non-Employee Director will be reflected on the Company’s books as the owner of record of the shares of Common Stock represented by the Restricted Shares as of the grant date. The Company will retain the shares in uncertificated book entry form with a notation as to their nontransferability until the Restricted Shares become vested and nonforfeitable. As soon as practicable after vesting of the Restricted Shares, the Company will remove any notation of nontransferability of the shares on its books and, unless requested to deliver a share certificate to the Non-Employee Director, or to deliver shares electronically or in certificate form to the Non-Employee Director’s designated broker on the director’s behalf, for such vested shares, the Company will retain the shares in uncertificated book entry form. All regular cash dividends payable with respect to the Restricted Shares will be paid directly to the Non-Employee Director on the applicable dividend payment dates, notwithstanding that the shares are then unvested.

c) Terms of Stock Units. All Stock Units granted under this Plan shall: (i) become vested in full one year after the grant date, provided that the unit holder is then a member of the Board, or upon the Non-Employee Director’s earlier death, but shall be unvested and subject to forfeiture prior thereto; (ii) at all times be nontransferable and not subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment, or in any other manner made subject to a hedge transaction or puts and calls; and (iii) be settled in shares of Common Stock, to the extent vested, upon the Non-Employee Director’s Termination Date. If the Non-Employee Director ceases to be a member of the Board for any reason other than death, all unvested Stock Units will be forfeited upon such cessation without any consideration paid therefor. Upon settlement, the Company shall issue to the unit holder, or the unit holder’s estate as applicable, a number of shares of Common Stock equal to the number of whole, vested Stock Units then credited to the unit holder’s Account; any fractional Stock Units will be settled in cash. The grant of a Stock Unit shall not entitle the unit holder to voting or other rights as a stockholder until shares of Common Stock are issued to the unit holder upon settlement. If the Company declares a cash dividend payable to the holders of its Common Stock, then, on the dividend payment date, each unit holder who has Stock Units credited to an Account on the record date for such dividend will be credited with dividend equivalents in the form of additional, vested Stock Units. The number of Stock Units to be credited shall be equal to the quotient determined by dividing (a) by (b), where (a) is the product of (i) the cash dividend payable per share of Common Stock, multiplied by (ii) the number of whole Stock Units credited to the unit holder’s Account as of the record date, and (b) is the Fair Market Value of a share of Common Stock on the dividend payment date. The Plan Administrator shall determine, in its discretion, whether to credit fractional units to the Account, eliminate fractional units, or pay out fractional units in cash to the unit holder on the dividend payment date. If the unit holder’s Stock Units have been settled after the record date but prior to the dividend payment date, any Stock Units that would be credited pursuant to the preceding sentence shall be settled on or as soon as practicable after the dividend payment date.

d) Award Agreement. Each Award granted under this Plan shall be evidenced by an agreement, in a form approved by the Plan Administrator, which shall be subject to the terms and conditions of the Plan.

7) Election Procedures

a) Election Timing Rules. Each Non-Employee Director shall elect the form in which he or she will be granted Awards under the Plan by filing with the treasurer of the Company an Election Form in accordance with the following rules:

i) Initial Plan Elections. For the Initial Plan Year, Incumbent Directors must file an Election Form prior to or within 14 days after the Effective Date. Such elections shall apply to Awards that are scheduled to be granted, under the terms of Section 5, after the written notice is received by the treasurer of the Company.

ii) Elections by New Directors. Each New Director must file an Election Form prior to or within 14 days after becoming a Non-Employee Director. Such election shall apply to Awards that are scheduled to be granted, under the terms of Section 5, after the written notice is received by the treasurer of the Company.

iii) Modification of Elections. Election Forms will remain in effect from year to year unless modified prospectively by the Non-Employee Director for a subsequent Plan Year. A Non-Employee Director may modify an existing Election Form for any subsequent Plan Year by filing a new Election Form with the treasurer of the Company by December 31st of the year preceding the Plan Year for which the modification is to become effective. A Non-Employee Director may not modify an Election Form with respect to Awards to be granted during a Plan Year after the Plan Year has commenced.

b) Default Election. If a Non-Employee Director does not have a valid Election Form in effect at the relevant time, the Non-Employee Director’s Award shall be made in the form of Stock Units.

8) Adjustments for Corporate Transactions and Other Events

a) Capital Adjustments. The Plan Share Reserve, the number of shares covered by each outstanding Award or reflected in the Accounts, the exercise price per share of each outstanding Option, and the number of Awards to be granted pursuant to Section 5 shall all be proportionately adjusted automatically for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Company. In the case of other changes in the Company’s capitalization, adjustments shall be made to reflect the transaction as determined by the Plan Administrator to be necessary or appropriate. The Plan Administrator shall determine the treatment of fractional shares and fractional cents that arise with respect to outstanding Awards as a result of the adjustments to be made under this Section 8(a), which treatment may include the cancellation of fractional shares without payment therefor. The Plan Administrator will make the adjustments and determinations under this Section 8(a), and its determination will be final, binding and conclusive.

b) Merger, Consolidation, or Other Events.

i) Non-Change in Control Transactions. Except with respect to the transactions set forth in Section 8(a), in the event of any change affecting the Common Stock, the Company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, other than any such change that is part of a transaction resulting in a Change in Control of the Company, the Plan Administrator, in its discretion and without the consent of the holders of the Awards, may make (A) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan, as provided in Section 4 of the Plan; and (B) any adjustments in outstanding Awards, including but not limited to modifying the number, kind and price of securities subject to the Awards.

ii) Change in Control Transactions. In the event of any transaction resulting in a Change in Control of the Company, (A) all outstanding Awards will become fully vested immediately before and contingent upon the Change in Control; (B) all outstanding Options not exercised prior to or upon the Change in Control will terminate at the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation, assumption or settlement of such Options by, or for the substitution of equivalent options of, the surviving or successor entity or a parent thereof; and (C) all Stock Units credited to Accounts as of the Change in Control will be settled in shares or in cash at the discretion of the Board upon the Change in Control or as soon as practicable thereafter but in no event later than the close of the calendar year in which the Change in Control occurs.

iii) Other. In the event of a change in the Company’s Common Stock which is limited to a change in the designation thereof to “Capital Stock” or other similar designation, or to a change in the par value thereof, or from par value to no par value, without increase in the number of issued shares, the shares resulting from any such change shall be deemed to be Common Stock within the meaning of the Plan.

9) Amendment, Modification and Termination of the Plan

The Board may amend, modify, or terminate this Plan at any time and from time to time; provided, however, that without the degree of stockholder approval required by the Company’s charter or bylaws, applicable law, or the rules and regulations of any exchange or trading market on which the Company’s securities are then traded, the Board may not: (a) increase the number of shares of Common Stock that may be issued under this Plan, (b) modify the share accounting provisions set forth in Section 4(c) of the Plan, or (c) modify the requirements as to eligibility for participation in this Plan. No amendment, modification, or termination of the Plan shall adversely affect the rights of a holder of an Award without the written consent of the holder. In the event that the Plan is terminated, the Company will continue to maintain the Accounts and settle Stock Units credited thereto only in accordance with the provisions of Code section 409A. Notwithstanding anything herein to the contrary, the Plan Administrator is authorized to amend the Plan in such manner as it may determine to be necessary or desirable to ensure the Plan’s compliance with Section 409A of the Code or other applicable law or the rules and regulations of any exchange or trading market on which the Company’s securities are then traded.

10) Claims Procedure

a) Named Fiduciary. The Plan Administrator shall be the named fiduciary for purposes of this claims procedure.

b) Initial Claims. If a Non-Employee Director or other person does not receive timely payment of any benefits which he or she believes are due and payable under the Plan, the claimant of such benefit must file a written claim with the Plan Administrator within 60 days from the date payment or delivery is refused. The Plan Administrator shall review the written claim and, if the claim is denied in whole or in part, shall provide, in writing and within 90 days of receipt of such claim, the specific reasons for such denial and reference to the provisions of this Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the steps to be taken by the claimant if a further review of the claim denial is desired.

c) Appeals. If the claimant desires a second review, he or she shall notify the Plan Administrator in writing within 60 days of the first claim denial. The claimant may review the Plan or any documents relating thereto and submit any written issues and comments he or she may feel appropriate. In its discretion, the Plan Administrator shall then review the second claim and provide a written decision within 60 days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan upon which the decision is based.

11) Compliance With Laws And Regulations

The Plan, the grant of Awards, and the obligation of the Company to issue and deliver shares of Common Stock upon the exercise of Options, grant of Restricted Shares, or settlement of Stock Units shall be subject to all applicable foreign, federal and state laws, rules, and regulations and to such approvals by such governmental or regulatory agency or national securities exchange as may be required. The Company shall not be required to issue any shares of Common Stock upon the exercise of Options, grant of Restricted Shares, or settlement of Stock Units if the issuance of such shares shall constitute a violation by the Non-Employee Director or the Company of any provisions of any law or regulation of any governmental authority or national securities exchange. Each Award granted under this Plan shall be subject to the requirement that, if at any time the Plan Administrator shall determine that (a) the listing, registration or qualification of the shares subject thereto on any securities exchange or trading market or under any state or federal law of the United States or of any other country or governmental subdivision thereof, (b) the consent or approval of any governmental regulatory body, or (c) the making of investment or other representations are necessary or desirable in connection with the issue or purchase of shares subject thereto, no shares of Common Stock may be issued upon grant, settlement, or exercise of any Award unless such listing, registration, qualification, consent, approval or representation shall have been effected or obtained, free of any conditions not acceptable to the Plan Administrator. Any determination in this connection by the Plan Administrator shall be final, binding, and conclusive.

12) Miscellaneous

a) Non-Guarantee of Service. Nothing in the Plan or in any agreement evidencing an Award, nor any action taken pursuant to the Plan, shall confer any right on an individual to continue in the service of the Company as a Non-Employee Director or in any other capacity for any period of time or at a particular retainer or other rate of compensation, or as limiting, interfering with or otherwise affecting the provisions of the Company’s charter, by-laws or the Maryland General Corporation Law relating to the removal of directors.

b) Unfunded Status of Plan. The Plan, with respect to Stock Units credited to Accounts, is intended to constitute and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation plan for a select group of directors under the Employee Retirement Income Security Act of 1974, as amended. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Non-Employee Director or any other person. To the extent that any Non-Employee Director or other person acquires a right to receive payments from the Company pursuant to the Plan or any Award made under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

c) Governing Law. The validity, construction and effect of the Plan, of Award agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Plan Administrator relating to the Plan or such Award agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Maryland, without regard to its conflict of laws principles.

d) Effect on Other Plans. On and after the Effective Date of this Plan, no further stock options shall be granted to Non-Employee Directors under the Company’s 1998 Director Stock Option Plan.

e) Effective Date and Expiration Date. The Plan is effective as of the date on which it is approved by the stockholders of the Company. No Award shall be granted under the Plan on or after the tenth anniversary of the Effective Date of the Plan. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

f) 409A Savings Clause. It is intended that the Plan comply with Section 409A of the Code. The Plan shall be administered, interpreted and construed in a manner consistent with such Code Section. Should any provision of this Plan be found not to comply with the provisions of Section 409A of the Code, it shall be modified and given effect, in the sole discretion of the Plan Administrator and without requiring consent of any Award holder, in such manner as the Plan Administrator determines to be necessary or appropriate to comply with Section 409A of the Code.

T. ROWE PRICE GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, April 12, 2007
10:00 a.m.

HYATT REGENCY HOTEL
300 Light Street
Baltimore, Maryland 21202

DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS

The Hyatt Regency Hotel at 300 Light Street (between Conway and Pratt Streets) is located across from the west side of Baltimore’s Inner Harbor. Parking is available in the garage attached to the hotel (Charles Street entrance).

From the south: Take I-95 north to I-395 directly into downtown Baltimore City. Turn right onto Conway Street, left onto Charles Street, and then right into the hotel’s parking garage.

From the north: Take I-83 (Jones Falls Expressway) directly into downtown Baltimore City. Turn right onto Lombard Street. After approximately 2/3 mile, turn left onto Light Street and proceed for 1 1 / 2 blocks (go through the intersection of Pratt and Light Streets) to Conway Street. Turn right onto Conway Street, right onto Charles Street, and then right again into the hotel’s parking garage.

From the west: Take Route 40 (Baltimore National Pike) east directly into downtown Baltimore City (Edmondson Avenue to Mulberry Street). Turn right onto Martin Luther King Boulevard; proceed south for approximately 1/2 mile, and then turn left (east) onto Pratt Street. Continue east on Pratt Street for approximately 7/8 mile and then turn right onto Light Street for one block. Turn right onto Conway Street, right onto Charles Street, and then right again into the hotel’s parking garage.

From the east: Take I-95 south through the Fort McHenry Tunnel. Exit at I-395 (downtown) directly into downtown Baltimore City. Turn right onto Conway Street, left onto Charles Street, and then right into the hotel’s parking garage.

T. ROWE PRICE GROUP, INC.

2007 Proxy

Revocable Proxy Solicited on Behalf of the Board of Directors

I hereby appoint Edward C. Bernard, James A.C. Kennedy, and Brian C. Rogers, together and separately, as proxies to vote all shares of common stock which I have power to vote at the annual meeting of stockholders to be held on Thursday, April 12, 2007, at 10:00 a.m., at the Hyatt Regency Hotel, 300 Light Street, Baltimore, Maryland 21202, and at any adjournments thereof in accordance with the instructions on the reverse side of this proxy card and as if I were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting and they may name others to take their place. I also hereby acknowledge receipt of the Notice of Annual Meeting and Proxy Statement, dated March 2, 2007, and Price Group’s 2006 Annual Report to Stockholders.

This proxy, when properly completed and returned, will be voted in the manner directed herein by the stockholder named on the reverse side, or IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE NOMINEES LISTED ON THE REVERSE SIDE, “FOR” APPROVAL OF THE 2007 NON-EMPLOYEE DIRECTOR EQUITY PLAN, “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP, AND IN THE DISCRETION OF THE PROXYHOLDER ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENTS AND POSTPONEMENTS THEREOF.

PLEASE VOTE YOUR PROXY PROMPTLY.

THERE ARE THREE WAYS TO VOTE YOUR PROXY

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

• Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until Noon (Central Time) on Wednesday, April 11, 2007.

• Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/trow/ — QUICK *** EASY *** IMMEDIATE

• Use the Internet to vote your proxy 24 hours a day, 7 days a week, until Noon (Central Time) on Wednesday, April 11, 2007.

• Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card, and return it in the postage-paid envelope we’ve provided, or return it to T. Rowe Price Group, Inc., c/o Shareowner ServicesY, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by phone or the Internet, please do not mail your Proxy Card.

↓ Please detach here ↓

The Board of Directors Recommends a Vote FOR all nominees listed in Item 1, and FOR Items 2, 3 and 4.

1.	Election of	01	Edward C. Bernard	04	Donald B. Hebb, Jr.	07	Dr. Alfred Sommer	[ ]	Vote FOR	[ ]	Vote WITHHELD
	directors:	02	James T. Brady	05	James A.C. Kennedy	08	Dwight S. Taylor		all nominees		from all nominees
		03	J. Alfred Broaddus, Jr.	06	Brian C. Rogers	09	Anne Marie Whittemore		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of the 2007 Non-Employee Director Equity Plan	[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN

3.	Ratification of the Appointment of KPMG LLP as Price Group’s independent registered	[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN
public accounting firm for 2007

4.	In their discretion, the proxies are authorized to vote upon such other business and	[ ]	FOR	[ ]	WITHHOLD
further business as may properly come before the meeting or any adjournments and postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1, AND FOR ITEMS 2, 3 AND 4.

Address Change? Mark Box [ ] Indicate changes below:

Date ______________________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the Proxy.